Hawaiian Electric Exhibit 99.1

Terms that are not defined in this Exhibit 99.1 have the definitions of such terms as set forth in the 2019 Annual Report on Form 10-K to which this Exhibit is attached and into which this Exhibit is incorporated by reference.
PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Executive officers of Hawaiian Electric
The executive officers of Hawaiian Electric are listed below. Ms. Suzuki is an officer of Hawaiian Electric subsidiaries rather than of Hawaiian Electric, but is deemed to be an executive officer of Hawaiian Electric under SEC Rule 3b-7 promulgated under the 1934 Exchange Act. Hawaiian Electric executive officers serve from the date of their initial appointment until the next annual appointment of officers by the Hawaiian Electric Board (or applicable Hawaiian Electric subsidiary board), and thereafter are appointed for one-year terms or until their successors have been duly appointed and qualified or until their earlier resignation or removal. Hawaiian Electric executive officers may also hold offices with Hawaiian Electric subsidiaries.

Name	Age	Business experience for last 5 years and prior positions with Hawaiian Electric and its affiliates
Scott W. H. Seu	54
Hawaiian Electric President and Chief Executive Officer since 2/20
Hawaiian Electric Director since 2/20
·   Hawaiian Electric Senior Vice President, Public Affairs, 1/17-2/20
·   Hawaiian Electric Vice President, System Operation, 5/14 to 1/17
·   Hawaiian Electric Vice President, Energy Resources and Operations, 1/13 to 5/14
·   Hawaiian Electric Vice President, Energy Resources, 8/10 to 12/12
·   Hawaiian Electric Manager, Resource Acquisition Department, 3/09 to 8/10
·   Hawaiian Electric Manager, Energy Projects Department, 5/04 to 3/09
·   Hawaiian Electric Manager, Customer Installations Department, 1/03 to 5/04
·   Hawaiian Electric Manager, Environmental Department, 4/98 to 12/02
·   Hawaiian Electric Principal Environmental Scientist, 1/97 to 4/98
·   Hawaiian Electric Senior Environmental Scientist, 5/96 to 12/96
·   Hawaiian Electric Environmental Scientist, 8/93 to 5/96

Jimmy D. Alberts	59
Hawaiian Electric Senior Vice President, Business Development & Strategic Planning since 2/19
·  Hawaiian Electric Senior Vice President, Customer Service, 8/12 to 2/19
·  Prior to joining the Company:  Kansas City Power & Light, Vice President – Customer Service, 2007-12

Colton K. Ching	52
Hawaiian Electric Senior Vice President, Planning & Technology since 1/17
·   Hawaiian Electric Vice President, Energy Delivery, 1/13 to 1/17
·   Hawaiian Electric Vice President, Systems Operation & Planning, 8/10 to 12/12
·   Hawaiian Electric Manager, Corporate Planning Department, 8/08 to 8/10
·   Hawaiian Electric Director, Strategic Initiatives, 12/06 to 8/08
·   Hawaiian Electric Director, Transmission Planning Division, 2/05 to 12/06
·   Hawaiian Electric Senior Planning Engineer, 4/00 to 2/05
·   Hawaiian Electric Electric Engineer II, 9/96 to 4/00
·   Hawaiian Electric Designer II, 1/94 to 9/96
·   Hawaiian Electric Designer I, 1/91 to 1/94

Ronald R. Cox	63
Hawaiian Electric Senior Vice President, Operations since 1/17
·   Hawaiian Electric Vice President, Power Supply, 8/11 to 1/17
·   Hawaiian Electric Vice President, Generation & Fuels, 8/10 to 7/11
·   Hawaiian Electric Manager, Energy Solutions, 3/09 to 8/10
·   Hawaiian Electric Manager, Power Supply Services Department, 1/07 to 3/09
·   Hawaiian Electric Manager, Operations Strategic Planning, 11/05 to 1/07

Shelee M. T. Kimura	46
Hawaiian Electric Senior Vice President, Customer Service since 2/19
·  Hawaiian Electric Senior Vice President, Business Development & Strategic Planning, 1/17 to 2/19
·   Hawaiian Electric Vice President, Corporate Planning & Business Development, 5/14 to 1/17
·   HEI Manager, Investor Relations & Strategic Planning, 11/09 to 5/14
·   HEI Director, Corporate Finance and Investments, 8/04 to 10/09

Name	Age	Business experience for last 5 years and prior positions with Hawaiian Electric and its affiliates
Tayne S. Y. Sekimura	57
Hawaiian Electric Senior Vice President and Chief Financial Officer since 9/09
·   Hawaiian Electric Senior Vice President, Finance and Administration, 2/08 to 9/09
·   Hawaiian Electric Financial Vice President, 10/04 to 2/08
·   Hawaiian Electric Assistant Financial Vice President, 8/04 to 10/04
·   Hawaiian Electric Director, Corporate & Property Accounting, 2/01 to 8/04
·   Hawaiian Electric Director, Internal Audit, 7/97 to 2/01
·   Hawaiian Electric Capital Budgets Administrator, 5/93 to 7/97
·   Hawaiian Electric Capital Budgets Supervisor, 10/92 to 5/93
·   Hawaiian Electric Auditor (internal), 5/91 to 10/92

Sharon M. Suzuki	61
President, Maui County and Hawaii Island Utilities since 2/19
·   Maui Electric President, 5/12 to 2/19
·   Maui Electric CIS Project Resource Manager, 8/11 to 5/12
·   Maui Electric Manager, Renewable Energy Services, 3/08 to 5/12
·   Maui Electric Manager, Customer Service, 5/04 to 3/08
·   Hawaiian Electric Director, Customer Account Services, 8/02 to 5/04
·   Hawaiian Electric Residential Energy Efficiency Program Manager, 5/00 to 8/02
·   Hawaiian Electric Commercial and Industrial Energy Efficiency Program
    Manager, 6/96 to 5/00
·   Hawaiian Electric Demand-Side Management Analyst, 7/92 to 6/96

Hawaiian Electric Board
The directors of Hawaiian Electric are listed below. Hawaiian Electric directors are elected annually by HEI, the sole common shareholder of Hawaiian Electric, after considering recommendations made by the HEI Nominating and Corporate Governance Committee. Below is information regarding the business experience and certain other directorships for each Hawaiian Electric director, together with a description of the experience, qualifications, attributes and skills that led to the Hawaiian Electric Board’s conclusion at the time of the 2019 Form 10-K to which this Hawaiian Electric Exhibit 99.1 is attached that each of the directors should serve on the Hawaiian Electric Board in light of Hawaiian Electric’s current business and structure.
Kevin M. Burke, age 58, Hawaiian Electric director since 2018
Hawaiian Electric Audit & Risk Committee Member since May 2019
Business experience since 2015

•	Chief Marketing Officer, Square, Inc., 2015 to 2019

•	Chief Marketing Officer, Visa, Inc, 2012 - 2014
Skills and qualifications for Hawaiian Electric Board service

•
Executive management, leadership and strategic planning skills from his prior service as Chief Marketing Officer for Square, Inc., where he was responsible for driving brand leadership, customer acquisition, overall product and business growth, as well as from his 10 years as a senior executive for Visa, Inc., where he was responsible for transforming Visa's marketing organization and overseeing key strategic initiatives which included global campaigns.

•
Extensive finance and investment expertise gained through his positions at Visa, Inc., where he set overall investment strategy and directed investment of a budget of over $800 million across more than 70 markets, including emerging markets.

•
Substantial experience working across a range of industries, including financial services, technology and energy gained from his over 30 years in the marketing industry, including serving as President of JWT San Francisco (marketing and communications agency).

•
Skilled business leader who has built and led high-performing organizations from start-up to establishing regional as well as global markets, including founding a successful full-service advertising agency that focused on emerging digital brands.

Timothy E. Johns, age 63, Hawaiian Electric director since 2005; Chairman since 1/1/2020
Hawaiian Electric Audit & Risk Committee Member since 2006, Chair since 2010
HEI Nominating and Corporate Governance Committee, Non-Voting Representative since 2019

HEI Executive Committee, Non-Voting Representative since 2020
Business experience since 2015

•	President and Chief Executive Officer, Zephyr Insurance Company, Inc. (hurricane insurance provider in Hawaii), 4/2018 to present

•	Chief Consumer Officer, Hawaii Medical Service Association (leading health insurer in Hawaii), 2011 to 6/2017
Skills and qualifications for Hawaiian Electric Board service

•
Executive management, leadership and strategic planning skills developed over three decades as a businessperson and lawyer, and currently as President and Chief Executive Officer of Zephyr Insurance Company.

•
Business, regulatory, financial stewardship and legal experience from his prior roles as Chief Consumer Officer of HMSA, President and Chief Executive Officer of the Bishop Museum, Chief Operating Officer for the Estate of Samuel Mills Damon (former private trust with assets valued at over $900 million prior to its dissolution), Chairperson of the Hawaii State Board of Land and Natural Resources, Director of the Hawaii State Department of Land and Natural Resources and Vice President and General Counsel at Amfac Property Development Corp.

•
Corporate governance knowledge and familiarity with financial oversight and fiduciary responsibilities from his prior experience overseeing the HMSA Internal Audit department, as a director for The Gas Company LLC (now Hawaii Gas) and his current service as a trustee of the Parker Ranch Foundation Trust (charitable trust with assets valued at over $350 million), as a director and Audit Committee Chair for Parker Ranch, Inc. (largest ranch in Hawaii with significant real estate assets), as a director and Audit Committee member for Grove Farm Company, Inc. (privately-held community and real estate development firm operating on the island of Kauai) and on the board of Kualoa Ranch, Inc. (private ranch in Hawaii offering tours and activity packages to the public).

Bert A. Kobayashi, Jr., age 49, Hawaiian Electric director since 2006
HEI Compensation Committee, Non-Voting Representative, 2017-2018 and since 2019
Business experience since 2015

•	Chairman and Chief Executive Officer, BlackSand Capital, LLC (real estate investment firm), since 1/2020, Managing Partner, since 2010

•	President and CEO, Kobayashi Group, LLC, 2001-10, and Partner, since 2001
Skills and qualifications for Hawaiian Electric Board service

•
From his leadership of BlackSand Capital, LLC and Kobayashi Group, LLC, Hawaii-based real estate investment and development firms he co-founded, he has extensive experience in private equity investment, real estate acquisitions, project origination, procurement of construction and permanent debt facilities and subordinate/mezzanine financing, in addition to planning, financing and leading large real estate development projects and experience with executive management, marketing and government relations.

•
Organizational governance and financial oversight experience from his current service as a trustee for mutual funds (Hawaiian Tax Free Trusts, from the Aquila Group of Funds) and as a current or past director of several non-profit organizations, including the Shane Victorino Foundation, Inspire the Keiki Foundation, East-West Center Foundation and GIFT Foundation of Hawaii, which he co-founded.

Scott W.H. Seu , age 54, Hawaiian Electric director since 2020
Business experience and current and prior positions with Hawaiian Electric

•	President and CEO, Hawaiian Electric, since February 2020

•	Senior Vice President, Public Affairs, Hawaiian Electric, January 2017 - February 2020

•	Vice President, System Operation, Hawaiian Electric, May 2014 - January 2017

•	Vice President, Energy Resources and Operations, Hawaiian Electric, January 2013 - May 2014

•	Vice President, Energy Resources, Hawaiian Electric, August 2010 to December 2012

•	Manager, Resource Acquisition Department, Hawaiian Electric, March 2009 - August 2010

•	Manager, Energy Projects Department, Hawaiian Electric, May 2004 - March 2009

•	Manager, Customer Installations Department, Hawaiian Electric, January 2003 - May 2004

•	Manager, Environmental Department, Hawaiian Electric, April 1998 - December 2002

•	Principal Environmental Scientist, Hawaiian Electric, January 1997 - April 1998

•	Senior Environmental Scientist, Hawaiian Electric, May 1996 - December 1996

•	Environmental Scientist, Hawaiian Electric, August 1993 - May 1996

Skills and qualifications for Hawaiian Electric Board service

•
Deep understanding of Hawaiian Electric from his myriad of roles spanning over 27 years and including the areas of environmental management, customer programs, renewable energy development, system operations and community engagement.

•
Significant experience engaging with and understanding the needs of the utility’s diverse set of stakeholders, having overseen the company's regulatory, government and community affairs, and corporate relations departments as Senior Vice President, Public Affairs, and having led departments responsible for customer installations, renewable energy procurement and environmental management.

•	Key leader on resilience and cybersecurity issues, focusing on relationships with key stakeholders, such as the military, and federal, state and local public agencies.

•	Extensive utility operational expertise having served in leadership roles for utility resource acquisition, energy resources and system operations.

Kelvin H. Taketa, age 65, Hawaiian Electric director since 2004
Business experience and other public company and Hawaiian Electric affiliate directorships since 2015

•	Senior Fellow, Hawaii Community Foundation (statewide charitable foundation), July 2017 - December 2018

•	CEO, Hawaii Community Foundation, Jan 2016 to June 2017

•	President and CEO, Hawaii Community Foundation, 1998-2015

•	Director 1993-2019 and Nominating and Corporate Governance Committee Chair (2004-2019), HEI (parent company of Hawaiian Electric)
Skills and qualifications for Hawaiian Electric Board service

•	Executive management experience with responsibility for overseeing more than $500 million in charitable assets through his leadership of the Hawaii Community Foundation.

•
Proficiency in risk assessment, strategic planning and organizational leadership as well as marketing and public relations from his current position at the Hawaii Community Foundation and his prior experience as Vice President and Executive Director of the Asia/Pacific Region for The Nature Conservancy and as Founder, Managing Partner and Director of Sunrise Capital Inc.

•
Knowledge of corporate and nonprofit governance issues gained from his prior service as a director for Grove Farm Company, Inc. and the Independent Sector, his current service on the boards of Feeding America, the Stupski Foundation, the Hawaii Leadership Forum, Elemental Excelerator and the Center for Effective Philanthropy, and through publishing articles and lecturing on governance of tax-exempt organizations.

•	Extensive experience in conservation/environmental matters in Hawaii and Asia Pacific Region.

Audit & Risk Committee of the Hawaiian Electric Board
Because HEI has common stock listed on the New York Stock Exchange (NYSE) and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but Hawaiian Electric is exempt from certain NYSE listing standards, including Sections 303A.04, 303A.05 and 303A.06, which require listed companies to have nominating/corporate governance, compensation and audit committees, respectively.
Although not required by NYSE rules to do so, Hawaiian Electric has established one standing committee, the Hawaiian Electric Audit & Risk Committee, and voluntarily endeavors to comply with NYSE and SEC requirements regarding audit committee composition. The current members of the Hawaiian Electric Audit & Risk Committee are nonemployee directors Timothy E. Johns (chairperson) and Kevin M. Burke. All committee members are independent and qualified to serve on the committee pursuant to NYSE and SEC requirements. Timothy E. Johns has been determined by the Hawaiian Electric Board to be an “audit committee financial expert” on the Hawaiian Electric Audit & Risk Committee.
Effective February 11, 2020, the name of the Hawaiian Electric Audit Committee was changed to the Audit & Risk Committee. The Hawaiian Electric Audit & Risk Committee operates and acts under a written charter approved by the Hawaiian Electric Board which is available on HEI’s website at www.hei.com/govdocs. The Hawaiian Electric Audit & Risk Committee is responsible for overseeing (1) Hawaiian Electric’s financial reporting processes and internal controls, (2) the performance of Hawaiian Electric’s internal auditor, (3) risk assessment and risk management policies set by management and (4) the Corporate Code of Conduct compliance program for Hawaiian Electric and its subsidiaries. In addition, the committee provides input to the HEI Audit & Risk Committee regarding the appointment, compensation and oversight of the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements and maintains procedures for receiving and reviewing confidential reports of potential accounting and auditing concerns.
In 2019, the Hawaiian Electric Audit & Risk Committee held four regular meetings and no special meetings. At each meeting, the committee held executive sessions without management present with the independent registered public accounting firm that audits HEI’s and Hawaiian Electric’s consolidated financial statements.
Attendance at Hawaiian Electric Board and Audit & Risk Committee meetings
In 2019, there were seven regular meetings and one special meeting of the Hawaiian Electric Board. All Hawaiian Electric directors who served on the Board in 2019 attended at least 83% of the combined total number of meetings of the Hawaiian Electric Board and the Hawaiian Electric Audit & Risk Committee (for those who served on such committee).
Family relationships; executive officer and director arrangements
There are no family relationships between any executive officer or director of Hawaiian Electric and any other executive officer or director of Hawaiian Electric. There are no arrangements or understandings between any executive officer or director of Hawaiian Electric and any other person pursuant to which such executive officer or director was selected.
Code of Conduct
The HEI Board has adopted a Corporate Code of Conduct that applies to all of HEI’s subsidiaries, including Hawaiian Electric, and which includes a code of ethics applicable to, among others, Hawaiian Electric’s principal executive officer, principal financial officer and principal accounting officer. The Corporate Code of Conduct is available on HEI’s website at www.hei.com/gov.docs. Hawaiian Electric elects to disclose the information required by Form 8-K, Item 5.05, “Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics,” through this website and such information will remain available on this website for at least a 12-month period.
Delinquent Section 16(a) Reports
Section 16(a) of the 1934 Exchange Act requires Hawaiian Electric’s executive officers, controller, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities to file reports of ownership and changes in ownership with the SEC. Such reporting persons are also required by SEC regulations to furnish Hawaiian Electric with copies of all Section 16(a) forms they file. Based solely on its review of such forms provided to it during 2019, or written representations from some of those persons that no Forms 5 were required from such persons, Hawaiian Electric believes that each of the persons required to comply with Section 16(a) of the 1934 Exchange Act with respect to Hawaiian Electric, including its executive officers, controller, directors and persons who own more than ten percent of a registered class of Hawaiian Electric’s equity securities, complied with the reporting requirements of Section 16(a) of the 1934 Exchange Act for 2019.

ITEM 11.	EXECUTIVE COMPENSATION
Director compensation
The Hawaiian Electric Board believes that a competitive compensation package is necessary to attract and retain individuals with the experience, skills and qualifications needed to serve as a director on the board of a regulated electric public utility. Nonemployee director compensation is composed of a mix of cash and HEI Common Stock. Only nonemployee directors receive compensation for their service as directors. Mr. Seu, Hawaiian Electric President & CEO, does not receive separate or additional compensation for serving as a Hawaiian Electric director. Although Mr. Seu is a member of the Hawaiian Electric Board, neither he nor any other executive officer participate in the determination of nonemployee director compensation.
Nonemployee directors of Hawaiian Electric who are not also directors of HEI receive compensation in the form of a cash retainer and an HEI stock grant. Kevin M. Burke, Timothy E. Johns, Bert A. Kobayashi, Jr. and Kelvin H. Taketa are nonemployee directors of Hawaiian Electric who are not also directors of HEI.
The HEI Compensation Committee reviews the compensation of Hawaiian Electric nonemployee directors at least once every three years and recommends changes to the Hawaiian Electric Board. In 2018, the HEI Compensation Committee asked its independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook), to conduct an evaluation of HEI’s nonemployee director compensation practices. Fred Cook assessed the structure of HEI’s nonemployee director compensation program and its value compared to competitive market practices of utility peer companies, similar to the assessments used in its executive compensation review. The 2018 analysis took into consideration the increased workload of directors. The HEI Compensation Committee reviewed the analysis in determining its recommendations concerning the appropriate nonemployee director compensation, including cash retainers, stock awards and meeting fees for HEI directors. A discussion of the HEI Compensation Committee's recommendations regarding HEI director compensation was set forth in HEI's 2019 Proxy Statement. As part of this analysis, the HEI Compensation Committee reviewed the cash retainers, stock awards and meeting fees for HECO directors and determined that it would recommend to the Hawaiian Electric Board an increase to the HECO director committee fees to generally align with increases for HEI directors.
At the Hawaiian Electric Board's October 31, 2018 meeting, the HEI Compensation Committee recommended, and the Hawaiian Electric Board approved, a recommendation to increase the Hawaiian Electric director cash fees for the Audit & Risk Committee Chairperson and its members to $15,000 and $7,500, respectively, and an increase to $10,000 for the Hawaiian Electric non-voting representative on the HEI Compensation Committee. The increases were effective January 1, 2019.
The boards of Hawaiian Electric subsidiaries Hawaii Electric Light and Maui Electric are comprised entirely of officers of Hawaiian Electric and/or its subsidiaries who receive no additional compensation for such service.
Cash retainer. Hawaiian Electric nonemployee directors received the cash retainer amounts shown below for their 2019 Hawaiian Electric Board service. Nonemployee directors of Hawaiian Electric who also serve as a member or chairperson of the Hawaiian Electric Audit & Risk Committee or as a non-voting Hawaiian Electric Board representative to attend meetings of the HEI Compensation Committee and the HEI Nominating and Corporate Governance Committee received additional retainer amounts, as indicated below. Cash retainers were paid in quarterly installments.

2019
Hawaiian Electric Director	$45,000
Hawaiian Electric Audit & Risk Committee Chair	15,000
Hawaiian Electric Audit & Risk Committee Member	7,500
Hawaiian Electric Non-Voting Representative to HEI Compensation Committee	10,000
Hawaiian Electric Non-Voting Representative to HEI Nominating and Corporate Governance Committee	10,000
Extra meeting fees. Nonemployee directors are also entitled to meeting fees for each board or committee meeting attended (as member or chair) after a specified number of meetings. For 2019, directors were entitled to additional fees of $1,000 per meeting after attending a minimum of eight Hawaiian Electric Board meetings during the year, Hawaiian Electric Audit & Risk Committee members were entitled to additional fees of $1,000 per meeting after attending a minimum of six Hawaiian Electric Audit & Risk Committee meetings during the year, and the Hawaiian Electric Board’s non-voting representative to the HEI Compensation Committee and HEI Nominating and Corporate Governance Committee was entitled to additional fees of $1,500 per meeting after attending six meetings of those respective Committees during the year.
Fees for non-voting members of HEI board committees. Certain directors of ASB and Hawaiian Electric serve as non-voting members of certain HEI board committees. This currently includes Bert Kobayashi, Jr., who serves as a non-voting member of HEI's Compensation Committee and Timothy Johns who serves as a non-voting member of HEI's Nominating and

Governance Committee. Non-voting members of the HEI Compensation Committee and HEI Nominating and Corporate Governance Committee are paid the same annual retainer as the voting members. See Cash Retainer table below for amounts paid.
Stock awards. On June 28, 2019, each nonemployee director received shares of HEI Common Stock with a value equal to $55,000 as an annual grant under HEI's 2011 Nonemployee Director Stock Plan (2011 Director Plan), which was approved by HEI shareholders on May 10, 2011, and amended and restated effective October 31, 2019, for the purpose of further aligning directors' and shareholders' interests. The number of shares issued to each Hawaiian Electric nonemployee director was determined based on the closing sales price of HEI Common Stock on the NYSE on June 28, 2019. Stock grants to nonemployee directors under the 2011 Director Plan are made annually on the last business day in June and vest immediately.
Deferred compensation. Nonemployee directors may participate in the HEI Deferred Compensation Plan implemented in 2011 (2011 Deferred Compensation Plan). Under the plan, deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential. Participants may elect the timing upon which distributions are to begin following separation from service (including retirement) and may choose to receive such distributions in a lump sum or in installments over a period of up to fifteen years. Lump sum benefits are payable in the event of disability or death. In 2019, one Hawaiian Electric director, Mr. Taketa, participated in the 2011 Deferred Compensation Plan. Nonemployee directors are also eligible to participate in the prior HEI Nonemployee Directors' Deferred Compensation Plan, as amended January 1, 2009, although no nonemployee director of Hawaiian Electric deferred compensation under such plan in 2019.
Health benefits. Directors may participate, at their election and at their cost, in the group employee medical, vision and dental plans generally made available to Hawaiian Electric employees. No Hawaiian Electric director currently participates in such plans.
Information concerning compensation paid to HEI directors Messrs. Dahl, Taketa and Watanabe, who were also nonemployee directors of Hawaiian Electric during all or part of 2019, will be set forth in HEI's 2020 Proxy Statement.
2019 DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to Hawaiian Electric nonemployee directors in 2019.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Kevin M. Burke	49,883	55,000	104,883
Richard J. Dahl (3)	2,617	—	2,617
Timothy E. Johns, Chairman, Audit & Risk Committee	61,671	55,000	116,671
Micah A. Kane (3)	30,673	12,958	43,631
Bert A. Kobayashi, Jr.	51,511	55,000	106,511
Kelvin H. Taketa (3)	29,299	55,000	84,299
Jeffrey N. Watanabe (3)	—	—	—

1.	Represents cash retainers for board and committee service (as detailed in the chart below).

2.	Represents an HEI stock award in the value of $55,000, as described above under “Stock Awards.” These equity grants were made on June 28, 2019.

3.
Messrs. Dahl, Kane, Taketa and Watanabe also served on the HEI Board for all or part of 2019. Information concerning their compensation for such service will be set forth in HEI's 2020 Proxy Statement.

The table below shows cash retainers paid to Hawaiian Electric nonemployee directors for Hawaiian Electric board and committee service in 2019.

Name	Hawaiian Electric Board ($) (1)	Hawaiian Electric Audit Committee ($)	Hawaiian Electric Nonvoting Representative to HEI Compensation Committee ($)	Hawaiian Electric Nonvoting Representative to HEI Nominating and Corporate Governance Committee ($)	Total Fees Earned or Paid in Cash ($)
Kevin M. Burke	45,000	4,883	—	—	49,883
Richard J. Dahl	—	2,617	—	—	2,617
Timothy E. Johns	45,000	15,000	—	1,671	61,671
Micah A. Kane	26,291	4,382	—	—	30,673
Bert A. Kobayashi, Jr.	45,000	—	6,511	—	51,511
Kelvin H. Taketa	29,299	—	—	—	29,299
Jeffrey N. Watanabe	—	—	—	—	—

1.	Represents $45,000 annual cash retainer for board service.

Compensation Discussion and Analysis
This section describes Hawaiian Electric’s executive compensation program and the compensation decisions made for Hawaiian Electric’s 2019 named executive officers, who are listed below.

Name	Title
Alan M. Oshima*	Former Hawaiian Electric President and Chief Executive Officer (CEO)
Tayne S. Y. Sekimura	Hawaiian Electric Senior Vice President and Chief Financial Officer
Jimmy D. Alberts	Hawaiian Electric Senior Vice President, Business Development & Strategic Planning
Ronald R. Cox	Hawaiian Electric Senior Vice President, Operations
Susan A. Li**	Former Hawaiian Electric Senior Vice President, General Counsel, Chief Compliance & Administrative Officer & Corporate Secretary

*	Mr. Oshima completed the transition from his role as President and Chief Executive Officer to Senior Executive Advisor effective February 15, 2020.

**	Ms. Li retired effective February 20, 2020.

2019 Executive summary
Guiding principles
In designing Hawaiian Electric’s 2019 executive compensation program and making pay decisions, the HEI Compensation Committee and Hawaiian Electric Board followed these guiding principles:

•	Pay should reflect Company performance, particularly over the long-term;

•	Compensation programs should align executives' interests with those of our shareholders, customers and employees;

•	Programs should be designed to attract, motivate and retain talented executives who can drive the Company’s success; and

•	The cost of programs should be reasonable while maintaining their purpose and benefit.
Key design features
The 2019 compensation program for Hawaiian Electric’s named executive officers is comprised of four primary elements – base salary, performance-based annual incentives, performance-based long-term incentives earned over three years and time-based restricted stock units (RSUs) that vest in equal annual installments over four years. With these elements, named executive officers’ total compensation opportunity is designed to provide a balance between fixed and variable (performance-based) pay and between short-term and long-term incentives. Other named executive officer benefits include eligibility to participate in retirement and nonqualified deferred compensation plans, and minimal perquisites.
Pay for performance
 The compensation of our named executive officers earned for 2019 reflects Hawaiian Electric’s 2019 performance, as well as its performance over the three-year period that ended December 31, 2019:

•
For 2019 annual incentive performance, the following metrics applied to all Hawaiian Electric named executive officers: Hawaiian Electric net income, operation and maintenance expense, customer satisfaction, reliability, safety and utility transformation, each on a consolidated basis.

•
Long-term incentives comprise a significant portion of each Hawaiian Electric named executive officer’s pay opportunity. For the three-year period that ended December 31, 2019, the Hawaiian Electric named executive officer performance metrics were Hawaiian Electric three-year average annual EPS growth, Hawaiian Electric three-year return on average common equity (ROACE) as a percentage of the ROACE allowed by the Hawaii Public Utilities Commission (PUC) for the period and HEI total shareholder return compared to the companies in the Edison Electric Institute (EEI) Index.

The Hawaiian Electric Board and HEI Compensation Committee believe that Hawaiian Electric’s executive compensation program serves the Company’s pay-for-performance objective and is structured to encourage participants to build long-term value for the benefit of all stakeholders, including shareholders, customers and employees.

Compensation process
Roles in determining compensation
Roles of the Hawaiian Electric Board and HEI Compensation Committee. The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee and oversees the design and implementation of Hawaiian Electric executive compensation programs. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters.
The HEI Compensation Committee fulfills its responsibilities to assist the Hawaiian Electric Board regarding executive compensation matters by engaging annually in a rigorous process to arrive at compensation recommendations regarding the named executive officers. In the course of this process, the HEI Compensation Committee:

•	Engages in extensive deliberations in meetings held over several months;

•	Consults with its independent compensation consultant during and outside of meetings;

•	Focuses on Hawaiian Electric’s long-term strategy, and nearer-term goals to implement such strategy, in setting performance metrics and goals;

•
Reviews tally sheets for each named executive officer to understand how the elements of compensation relate to each other and to the compensation package as a whole (the tally sheets include fixed and variable compensation, minimal perquisites and change in pension value for current and past periods);

•	Examines data and analyses prepared by its independent compensation consultant concerning peer group selection, comparative compensation data and evolving best practices;

•	Reviews Hawaiian Electric performance and discusses assessments of the individual performance of senior members of management;

•	Analyzes the reasonableness of incentive payouts in light of the long-term benefits to all stakeholders;

•	Considers trends in payouts to determine whether incentive programs are working effectively; and

•	Reviews risk assessments conducted by the HEI and Hawaiian Electric Enterprise Risk Management functions to determine whether compensation programs and practices carry undue risk.
Early each year, the HEI Compensation Committee determines payouts under incentive plans ending in the prior year, establishes performance metrics and goals for incentive plans beginning that year and recommends to the Hawaiian Electric Board the level of compensation and mix of pay elements for each named executive officer.
The Hawaiian Electric Board discusses evaluations of the Hawaiian Electric CEO’s performance, considers HEI Compensation Committee recommendations concerning his pay and determines his compensation. The Hawaiian Electric Board also reviews HEI Compensation Committee recommendations concerning the other Hawaiian Electric named executive officers and approves their compensation.
Role of executive officers. The Hawaiian Electric CEO, who is also a Hawaiian Electric director, assesses the performance of the other Hawaiian Electric named executive officers and makes recommendations to the HEI Compensation Committee with respect to their levels of compensation and mix of pay elements. He also participates in deliberations of the Hawaiian Electric Board in acting on the HEI Compensation Committee’s recommendations on the other Hawaiian Electric named executive officers. He does not participate in the deliberations of the HEI Compensation Committee to recommend, or of the Hawaiian Electric Board to determine, his own compensation.
Hawaiian Electric management supports the HEI Compensation Committee in executing its responsibilities by providing materials for HEI Compensation Committee meetings (including tally sheets and recommendations regarding performance metrics, goals and pay mix); by attending portions of HEI Compensation Committee meetings as appropriate to provide perspective and expertise relevant to agenda items; and by supplying data and information as requested by the HEI Compensation Committee and/or its independent compensation consultant.
Compensation consultant & consultant independence. Independent compensation consultant Frederic W. Cook & Co., Inc. (FW Cook) is retained by, and reports directly to, the HEI Compensation Committee. FW Cook provides the HEI Compensation Committee with independent expertise on market practices and developments in executive compensation, compensation program design, peer group composition and competitive pay levels, and provides related research, data and analysis. FW Cook also advises the HEI Compensation Committee regarding analyses and proposals presented by management related to executive compensation. A representative of FW Cook generally attends HEI Compensation Committee meetings, participates in Committee executive sessions and communicates directly with the Committee.

In early 2020, as in prior years, the HEI Compensation Committee evaluated FW Cook’s independence, taking into account all relevant factors, including the factors specified in the NYSE listing standards and the absence of other relationships between FW Cook and HEI, Hawaiian Electric and their directors and executive officers. Based on its review of such factors, and based on FW Cook’s independence policy, which was shared with the HEI Compensation Committee, the Committee concluded that FW Cook is independent and that the work of FW Cook has not raised any conflict of interest.
Use of comparative market data
Compensation benchmarking. The HEI Compensation Committee considers market data from peer-group companies as a reference point in determining the named executive officers' pay components and target compensation opportunity (composed of base salary, performance‑based annual incentive, performance‑based long‑term incentive and time‑vested RSUs). The HEI Compensation Committee may decide that an executive’s compensation opportunity should be higher or lower in relation to peers based on considerations including internal equity, the executive’s level of responsibility, experience, expertise and past performance, as well as retention and succession objectives.
Comparative market data used in setting 2019 executive pay consisted of information from public company proxy statements for peer group companies and the Willis Towers Watson Energy Services Survey.
Peer groups. The HEI Compensation Committee annually reviews the peer groups used in benchmarking for Hawaiian Electric executive compensation, with analysis and recommendations provided by FW Cook. For 2019 compensation, the Committee determined, with input from FW Cook, that Hawaiian Electric's 2018 peer group remained appropriate and that no changes were necessary for 2019. The selection criteria and resulting 2019 Hawaiian Electric peer group is set forth below.

Hawaiian Electric 2019 Peer Group (applies to all Hawaiian Electric named executive officers)
Selection Criteria	· Electric utilities with primarily regulated operations · Revenue balanced in a range of approximately 0.5x to 2x Hawaiian Electric’s revenue · Market cap and location as secondary considerations
Peer Group for 2019 Compensation	ALLETTE Alliant Energy Avista Black Hills IDACORP MDU Resources NiSource	Northwestern Corp OGE Energy Pinnacle West PNM Resources Portland General SCANA Vectren

Relationship between compensation programs and risk management
Hawaiian Electric’s compensation policies and practices are designed to encourage executives to build value for all stakeholders, including shareholders, customers and employees, and to discourage decisions that introduce inappropriate risks.
Hawaiian Electric’s Enterprise Risk Management (ERM) function is principally responsible for identifying and monitoring risk at Hawaiian Electric and its subsidiaries, and for reporting on high risk areas to the Hawaiian Electric Board and Hawaiian Electric Audit & Risk Committee. Hawaiian Electric’s ERM function is part of HEI’s overall ERM function, which is responsible for identifying and monitoring risk throughout the HEI companies and for reporting on areas of significant risk to the HEI Board and designated board committees. As a result, all Hawaiian Electric and HEI directors, including those who serve on or are representatives to the HEI Compensation Committee, are apprised of risks that could have a material adverse effect on Hawaiian Electric.
Risk assessment. On an annual basis, the HEI Compensation Committee and its independent compensation consultant review a risk assessment of compensation programs in place at Hawaiian Electric and its subsidiaries, which is updated annually by the Hawaiian Electric and HEI ERM function. Based on its review of the risk assessment of compensation programs in place in 2019 and consultation with FW Cook, the HEI Compensation Committee believes that Hawaiian Electric's compensation plans do not encourage risk taking that is reasonably likely to have a material adverse effect on Hawaiian Electric.
Risk mitigation features of compensation programs. Hawaiian Electric’s compensation programs incorporate the following features to promote prudent decision-making and guard against excessive risk:

•
Financial performance objectives for the annual incentive program are linked to Board-approved budget guidelines, and nonfinancial measures (such as customer satisfaction, reliability and safety) are aligned with the interests of all Hawaiian Electric stakeholders.

•
An executive compensation recovery policy (clawback policy) permits recoupment of performance-based compensation paid to executives found personally responsible for fraud, gross negligence or intentional misconduct that causes a significant restatement of Hawaiian Electric’s financial statements.

•	Annual and long-term incentive awards are capped at maximum performance levels.

•	Financial opportunities under long-term incentives are greater than those under annual incentives, emphasizing the importance of long-term outcomes.

•
Share ownership and retention guidelines requiring named executive officers to hold certain amounts of HEI Common Stock ensure that Hawaiian Electric's named executive officers have a substantial personal stake in the long-term performance of Hawaiian Electric and HEI. The guidelines specific to the named executive officers are discussed in "Share ownership and retention are required throughout employment with the Company" below.

•	Long-term incentive payouts are 100% equity-based, so executives share in the same upside potential and downside risk as all HEI shareholders.

•	Annual grants of RSUs and long-term incentives vest over a period of years to encourage sustained performance and executive retention.

•
Performance-based plans use a variety of financial metrics (e.g., net income, return on average common equity) and nonfinancial performance metrics (e.g., customer satisfaction, reliability and safety) that correlate with long-term value creation for all stakeholders and are impacted by management decisions.

•
The Hawaiian Electric Board and HEI Compensation Committee continuously monitor risks faced by the enterprise, including through management presentations at quarterly meetings and through periodic written reports from management.

Share ownership and retention are required throughout employment with the Company
Hawaiian Electric named executive officers are required to own and retain HEI Common Stock throughout employment with the Company. Each officer subject to the requirements has until January 1 of the year following the fifth anniversary of the later of (i) amendment to his or her required level of stock ownership or (ii) first becoming subject to the requirements (compliance date) to reach the following ownership levels:

Position	Value of Stock to be Owned
Hawaiian Electric President & CEO	2x base salary
Other Named Executive Officers	1x base salary
Mr. Seu has until January 1, 2026 to reach the required ownership level. Mr. Oshima is no longer subject to the ownership requirement, but was in compliance as of January 1, 2020. The other named executive officers have until January 1, 2024 to achieve compliance.
Until reaching the applicable stock ownership target, officers subject to the requirements must retain 50% of shares received in payout under the LTIP (net of any shares withheld for taxes) and 50% of shares received through the vesting of RSUs (net of any shares withheld for taxes). The HEI Compensation Committee has the authority to approve hardship exceptions to these retention requirements.

2019 compensation elements and pay decisions
Elements and objectives
The total compensation program for named executive officers is made up of the five standard components summarized below. Each component fulfills important objectives that reflect our focus on pay for performance, competitive programs to attract and retain talented executives and aligning executive decisions with the interests of all stakeholders. These elements are described in further detail in the pages that follow.

Compensation element	Summary	Objectives
Base Salary	Fixed level of cash compensation set in reference to peer group median (may vary based on performance, experience, responsibilities, expertise and other factors).	Attract and retain talented executives by providing competitive fixed cash compensation.
Annual Performance-Based Incentives
Variable cash award based on achievement of pre-set performance goals for the year. Award opportunity is determined as a percentage of base salary. Performance below threshold levels yields no incentive payment.

Drive achievement of key business results linked to short-term and long-term strategy and reward executives for their contributions to such results. Balance compensation cost and return by paying awards based on performance.

Long-Term Performance-Based Incentives
Variable equity award based on meeting pre-set performance objectives over a 3-year period. Award opportunity is determined as a percentage of base salary. Performance below threshold levels yields no incentive payment.

Motivate executives and align their interests with those of all stakeholders by promoting long-term value growth and by paying awards in the form of equity.

Balance compensation cost and return by paying awards based on performance.

Annual Restricted Stock Unit (RSU) Grant	Annual equity grants in the form of RSUs that vest in equal installments over 4 years. Amount of grant is determined as a percentage of base salary.	Promote alignment of executive and shareholder interests by ensuring executives have significant ownership of HEI Common Stock. Retain talented leaders through multi-year vesting.
Benefits	Includes defined benefit pension plans and retirement savings plan, deferred compensation plans, minimal perquisites and an executive death benefit plan (frozen since 2009).	Enhance total compensation with meaningful and competitive benefits that promote retention, peace of mind and contribute to financial security.
Changes to elements in 2019
On an annual basis, the HEI Compensation Committee reviews and recommends for Hawaiian Electric Board approval, each named executive officer’s target compensation opportunity, which is composed of: base salary, target annual incentive opportunity, target long-term equity opportunity and RSU grant. The amount of the target annual cash incentive and target long-term equity incentive are established in each case as a percentage of base salary.
The HEI Compensation Committee recommended, and the Hawaiian Electric Board approved, changes to compensation for 2019, as shown in the chart below.

	Base Salary[1] ($)		Performance-Based Annual Incentive (Target Opportunity[2] as % of Base Salary)		Performance-Based Long-term Incentive (Target Opportunity[2] as % of Base Salary)		Restricted Stock Units (Grant Value as % of Base Salary)
Name	2018	2019	2018	2019	2018-20	2019-21	2018	2019
Alan M. Oshima	686,750	707,350	75	same	95	same	65	same
Tayne S. Y. Sekimura	361,133	371,983	50	same	50	same	35	same
Jimmy D. Alberts	277,350	285,617	45	same	45	same	35	same
Ronald R. Cox	276,750	285,517	30	45	30	45	20	35
Susan A. Li	285,017	300,733	45	same	45	same	35	same

1
For all named executive officers, base salary increases for 2018 became effective as of March 1, 2018 and base salary increases for 2019 became effective as of March 1, 2019. Accordingly, unless otherwise indicated, amounts referenced as 2018 and 2019 base salary are prorated amounts to include two months of 2017 and 2018 base salary, respectively, and ten months of 2018 and 2019 base salary, respectively.

2	The threshold and maximum opportunities are 0.5 times target and 2 times target, respectively.
Base salary
Base salaries for Hawaiian Electric named executive officers are reviewed and determined annually. In establishing its base salaries for the year, the HEI Compensation Committee considers competitive market data, internal equity and each executive’s level of responsibility, experience, expertise and performance, as well as retention and succession considerations. The Committee considers the competitive median in setting base salaries, but may determine that the foregoing factors compel a higher or lower salary.

For 2019, each of the named executive officers received a base salary increase to recognize his or her performance and to maintain the market competitiveness of his or her pay. The resulting 2019 base salaries are shown in the table above.
Annual incentives
Hawaiian Electric named executive officers and other executives are eligible to earn an annual cash incentive award under the HEI Executive Incentive Compensation Plan (EICP) based on the achievement of performance goals for the year. Each year, the HEI Compensation Committee determines or recommends, and the Hawaiian Electric Board ratifies or approves, the target annual incentive opportunity for each named executive officer, performance metrics and the applicable goals.
2019 target annual incentive opportunity. The target annual incentive opportunity is determined as a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times target, respectively. In establishing the target percentage for each executive, the HEI Compensation Committee takes into account the mix of pay elements, competitive market data, internal equity, prior performance and other factors described above under “Base salary.”
The 2019 target annual incentive opportunities for the named executive officers are shown in the table above. For 2019, the HEI Compensation Committee recommended, and the Hawaiian Electric Board approved, keeping the 2019 target opportunity (as a percentage of base salary) the same as the 2018 target opportunity for each of the named executive officers except Mr. Cox whose target opportunity increased from 30% to 45% of his base salary, consistent with the target opportunity of other senior vice presidents.
2019 performance metrics, goals and results. The performance metrics for annual incentives are chosen because they connect directly to Hawaiian Electric’s strategic priorities and correlate with creating long-term value for all stakeholders, including shareholders, customers and employees. The 2019 metrics promote strengthened financial condition, more reliable systems, safer workplaces, greater customer satisfaction and progress toward Hawaiian Electric's transformation.
In addition to selecting performance metrics, the HEI Compensation Committee determines, and the Hawaiian Electric Board ratifies, the level of achievement required to attain the threshold, target and maximum goal for each metric. The level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the HEI Compensation Committee and Hawaiian Electric Board believe the threshold should represent solid performance with positive financial/operating results, target should denote challenging but achievable goals and maximum should signify truly exceptional performance.
The target level for financial goals, such as net income, is generally set at the level of the Board-approved budget, which represents the level of accomplishment Hawaiian Electric seeks to achieve for the year. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing the budget weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target level.
The chart below identifies the 2019 annual incentive metrics, the objective each measure serves, the level of achievement required to attain the threshold, target and maximum levels for each metric and the results for 2019.

2019 Annual Incentive Performance Metrics & Why We Use Them	Weight- ing	Goals
		Threshold	Target	Maximum	Result
Consolidated Net Income[1] focuses on fundamental earnings	30%	$148.0M	$155.8M	$166.7M	$156.8M
Consolidated Operation and Maintenance Expense[2] measures operational efficiency	15%	$473.1M	$462.6M	$452.2M	$475.7M
Consolidated Customer Satisfaction[3] focuses on improving the customer experience through all points of contact with the utility	15%	Consolidated score of 70 in 2 of 4 quarters	Consolidated score of 70 in 3 of 4 quarters	Consolidated score of 70 in 4 of 4 quarters	Consolidated score of 70 in 3 of 4 quarters
Consolidated Reliability/System Average Interruption Duration Index (SAIDI)[4] promotes system reliability for customers	5%	117.56 minutes	108.56 minutes	99.57 minutes	122.49 minutes
Consolidated Safety/Total Cases Incident Rate (TCIR)[5] rewards improvements in workplace safety, promoting employee well-being and reducing expense	2%	1.37 TCIR	1.03 TCIR	0.92 TCIR	2.17 TCIR
Consolidated Safety/Severity Rate[6] rewards improvements in workplace safety, promoting employee well-being and reducing expense	3%	18.53	16.00	13.46	24.19
Transformation Metrics[7] promote achievement of utility transformation initiatives	30%	Threshold	Target	Maximum	Target

1	Consolidated Net Income represents Hawaiian Electric’s consolidated GAAP net income for 2019.

2	Consolidated Operation and Maintenance Expense represents non-fuel expenses of the consolidated utilities and excludes expenses covered by surcharges or otherwise neutral to net income.

3	Consolidated Customer Satisfaction is based on quarterly results of customer surveys conducted by an outside vendor.

4
Consolidated Reliability/SAIDI is measured by the average outage duration for each customer served, exclusive of catastrophic events and outages caused by independent power producers, over whose plant maintenance and reliability the utility has limited real-time control.

5
Consolidated Safety/TCIR is a standard measure of employee safety. TCIR equals the number of Occupational Safety and Health Administration recordable cases as of 12/31/19 × 200,000 productive hours divided by productive hours for the year. Lower TCIR scores reflect better safety performance.

6
Consolidated Safety/Severity Rate is a measure of the significance of the safety incidents a company experienced based on the number of lost work days incurred. Lost work days occur when an occupational injury or illness prevents an employee from working a full, assigned work shift.  Severity rate is calculated by taking the number days away from work due to a work place injury (maximum of 180 days) multiplied by 200,000 and divided by number of hours worked by all employees.

7
Transformation Metrics focus on achievement of the utility’s transformation goals. For 2019, the Utility Transformation milestones focused on the areas of PSIP execution, electrification of transportation, stakeholder & community engagement, grid modernization implementation, integrated grid planning, one company initiative, regulatory/policy, pole infrastructure enterprise, resilience and leadership & workforce development. The Utility Transformation goal was achieved at target for 2019, meaning that all milestones were achieved.

Based on the level of performance achieved and shown in chart above, in early 2020, the HEI Compensation Committee approved, and the Hawaiian Electric Board ratified, the following 2019 annual incentive payouts. The payout amounts are included in the 2019 Summary Compensation Table below in the “Nonequity Incentive Plan Compensation” column. The range of possible annual incentive payouts for 2019 is shown in the 2019 Grants of Plan-Based Awards table on page 24.

Name	2019 Annual Incentive Payout
Alan M. Oshima	$412,527
Tayne S. Y. Sekimura	144,627
Jimmy D. Alberts	99,908
Ronald R. Cox	99,874
Susan A. Li	105,196

Long-term incentives
Long-term incentives include performance-based opportunities under the Long-Term Incentive Plan (LTIP), which is based on achievement of performance goals over rolling three-year periods, and time-vested RSUs, which vest over a four-year period. The performance-based LTIP represents the majority of each named executive officer’s long-term incentive opportunity. These incentives are designed to reward executives for long-term value growth that benefits all stakeholders, including customers and shareholders.
Long-term performance-based incentives
The three-year performance periods foster a long-term perspective and provide balance with the shorter-term focus of the annual incentive program. In addition, the overlapping three-year performance periods encourage sustained high levels of performance because at any one time, three separate potential awards are affected by current performance.
Similar to the annual incentives, in developing long-term incentives, the HEI Compensation Committee approves, and the Hawaiian Electric Board ratifies, the target incentive opportunity for each executive and performance metrics and goals for the three-year period.
2019-21 long-term incentive plan
2019-21 target long-term incentive opportunity. As with the annual incentives, the target long-term incentive opportunity is determined as a percentage of base salary, with the threshold and maximum opportunities equal to 0.5 times and 2 times target, respectively. In establishing the target percentage for each executive, the HEI Compensation Committee considers the mix of pay elements, competitive market data, internal equity, performance and other factors described above under “Base salary.”
For the 2019‑21 period, except for Mr. Cox (discussed below), the Committee made no changes to the target incentive opportunities as a percentage of base salary for any of the named executive officers, as it determined that their target long‑term incentive opportunities from the prior performance period remained appropriate. For Mr. Cox, the Committee decided to increase his target opportunity from 30% to 45% of his base salary, consistent with the target opportunity of other senior vice presidents.
The 2019‑21 target long‑term incentive opportunities for the named executive officers are shown on page 17.
2019-21 performance metrics and goals. The performance metrics for long-term incentives are chosen for their relationship to long-term value growth and alignment with Hawaiian Electric's multi-year strategic plans.
In addition to selecting performance metrics, the HEI Compensation Committee establishes, and the Hawaiian Electric Board ratifies, the level of achievement required to attain the threshold, target and maximum performance for each metric. The same principles that the HEI Compensation Committee applies to annual incentive goals apply to long-term incentive goals. As such, the level of difficulty of the goals reflects the Committee’s and the Board’s belief that incentive pay should be motivational – that is, the goals should be challenging but achievable – and that such pay should be balanced with reinvestment in the Company and return to shareholders. Consistent with this approach, the Committee and Board believe threshold should represent solid performance with positive financial/operating results, target should denote challenging but achievable goals and maximum should signify truly exceptional performance.
The target levels for financial goals, such as ROACE, relate to the levels Hawaiian Electric seeks to achieve over the performance period. In setting the threshold and maximum levels, the Committee and Board consider whether the risks to accomplishing those levels weigh more heavily toward the downside and how challenging it would be to achieve incremental improvements over the target result. For the 2019-21 period, the Committee established, and the Hawaiian Electric Board ratified, the metrics and goals in the following chart.

2019-21 Long-Term Incentive Performance Metrics & Why We Use Them		Goals
	Weighting	Threshold	Target	Maximum
Hawaiian Electric 3-year Average Annual Net Income Growth[1] promotes shareholder value by focusing on net income growth based on the years included in the plan.	30%	6.0%	8.0%	10.0%
3-year ROACE as a % of Allowed Return[2] measures Hawaiian Electric’s performance in attaining the level of ROACE it is permitted to earn by its regulator. The focus on ROACE encourages improved return compared to the cost of capital.	50%	82%	84%	87%
HEI Relative TSR[3] compares the value created for HEI shareholders to that created by other investor-owned electric companies (EEI Index).	20%	30th percentile	50th percentile	70th percentile

1
Hawaiian Electric 3-year Average Annual Net Income Growth is calculated by taking the sum of each full calendar year's (2019, 2020 and 2021, respectively) net income percentage growth over the net income of the prior year and dividing that sum by 3.

2
3-year ROACE as a % of Allowed Return is Hawaiian Electric's consolidated average ROACE for the performance period compared to the weighted average of the allowed ROACE for Hawaiian Electric, Maui Electric and Hawaii Electric Light as determined by the PUC for the same period.

3
HEI Relative TSR compares HEI’s TSR to that of the companies in the Edison Electric Institute (EEI) Index (see Appendix A). For LTIP purposes, TSR is the sum of the growth in price per share of HEI Common Stock as measured at the beginning of the performance period to the end, calculated using the share price on the last trading day of December at the end of the performance period, plus dividends during the period, assuming reinvestment, divided by the share price on the last trading day of December immediately prior to the beginning of the performance period.

All Hawaiian Electric stakeholders benefit when the above goals are met. Achievement of these goals makes Hawaiian Electric and HEI stronger financially, enabling Hawaiian Electric and HEI to raise capital at favorable rates for reinvestment in the utilities and supporting shareholder dividends. From a historical perspective, long-term incentive payouts are not easy to achieve, nor are they guaranteed. Hawaiian Electric and its subsidiaries face significant external challenges in the 2019-21 period. Strong leadership on the part of the named executive officers will be needed to achieve the long-term objectives required for them to earn the incentive payouts.
2017-19 long-term incentive plan. The Hawaiian Electric Board and HEI Compensation Committee established the 2017-19 long-term incentive opportunities, performance metrics and goals in January 2017. Those decisions were described in the Hawaiian Electric Annual Report on Form 10-K for the year ended December 31, 2017 and are summarized again below to provide context for the results and payouts for the 2017-19 period.
2017-19 target long-term incentive opportunity. In January 2017, the HEI Compensation Committee established, and the Hawaiian Electric Board ratified, the following 2017-19 target incentive opportunities as a percentage of named executive officer base salary.

Name	2017-19 Target Opportunity* (as % of Base Salary)
Alan M. Oshima	95%
Tayne S. Y. Sekimura	50%
Jimmy D. Alberts	45%
Ronald R. Cox	30%
Susan A. Li	45%

*	The threshold and maximum opportunities were 0.5 times target and 2 times target, respectively.
2017-19 performance metrics, goals and results. The HEI Compensation Committee established, and the Hawaiian Electric Board approved, the 2017-19 performance metrics and goals below in January 2017. The performance metrics were selected for their correlation with long-term growth in value and alignment with Hawaiian Electric’s multi-year strategic plans. The chart below identifies the 2017-19 LTIP metrics, the objective each measure serves, the level of achievement required to attain the threshold, target and maximum levels for each metric and the results for 2017-19.
The results shown below incorporate the HEI Compensation Committee's decision to exclude the impact of the unusual events that affected Hawaiian Electric during the 2017-19 period. These adjustments are described below under “Adjustments for unusual events - 2017-19 LTIP."

2017-19 Long-Term Incentive		Goals
Performance Metrics & Why We Use Them	Weighting	Threshold	Target	Maximum	Result
Hawaiian Electric 3-year Average Annual EPS Growth[1] promotes shareholder value by focusing on EPS growth over a three-year period.	30%	1.0%	3.0%	5.0%	2.5%
3-year ROACE as a % of Allowed Return[2] measures Hawaiian Electric’s performance in attaining the level of ROACE it is permitted to earn by its regulator. The focus on ROACE encourages improved return compared to the cost of capital.	50%	70%	80%	90%	79%
HEI Relative TSR[3] compares the value created for HEI shareholders to that created by other investor-owned electric companies (EEI Index).	20%	30th percentile	50th percentile	75th percentile	64th percentile

1
Hawaiian Electric's 3-year Average Annual EPS Growth is calculated by taking the sum of each full calendar year's (2017, 2018 and 2019, respectively) EPS percentage growth over the EPS of the prior year and dividing that sum by three. For purposes of this goal, Hawaiian Electric EPS is calculated using Hawaiian Electric net income divided by weighted average HEI Common Stock outstanding. Non‑GAAP adjusted net income used in the computation of EPS growth differs from what is reported under GAAP because it excludes the impact of the unusual events in 2016 through 2019 described below under “Adjustments for unusual events - 2017‑19 LTIP.” For a reconciliation of the GAAP and non‑GAAP results, see “Reconciliation of GAAP to Non‑GAAP Measures: Incentive Compensation Adjustments” attached as Appendix B.

2
3-year ROACE as a % of Allowed Return is Hawaiian Electric's consolidated average ROACE for the performance period compared to the weighted average of the allowed ROACE for Hawaiian Electric, Maui Electric and Hawaii Electric Light as determined by the PUC for the same period. Non‑GAAP adjusted net income used in the computation of ROACE differs from what is reported under GAAP because it excludes the impact of the unusual events in 2017 through 2019 described below under “Adjustments for unusual events - 2017‑19 LTIP.” For a reconciliation of the GAAP and non‑GAAP results, see “Reconciliation of GAAP to Non‑GAAP Measures: Incentive Compensation Adjustments” attached as Appendix B.

3
HEI Relative TSR compares HEI’s TSR to that of the companies in the Edison Electric Institute (EEI) Index. For LTIP purposes, TSR is the sum of the growth in price per share of HEI Common Stock as measured at the beginning of the performance period to the end, calculated using the share price on the last trading day of December at the end of the performance period, plus dividends during the period, assuming reinvestment, divided by the share price on the last trading day of December immediately prior to the beginning of the performance period.

Based on the level of performance achieved above, in early 2020 the HEI Compensation Committee approved and the Hawaiian Electric Board ratified the 2017-19 long-term incentive payouts shown below. Dividend equivalent shares accrued during the period on the number of shares earned and were paid along with the shares, as shown below. The payouts are also shown in the 2019 Option Exercises and Stock Vested table on page 26.

Name	Payout (Shares)	Dividend Equivalent (DE) Shares	Total (Payout plus DE Shares)
Alan M. Oshima	19,523	2,069	21,592
Tayne S. Y. Sekimura	5,495	582	6,077
Jimmy D. Alberts	3,798	403	4,201
Ronald R. Cox	2,539	269	2,808
Susan A. Li	3,905	414	4,319

Adjustments for unusual events - 2017‑19 LTIP. The HEI Compensation Committee considers adjustments to performance results with caution and only in circumstances that are unforeseen and/or unique or extraordinary. The Committee recognizes that Hawaiian Electric is heavily regulated and external forces can impact incentive plans significantly. The Committee is mindful of only considering adjustments that are warranted and will also serve the long-term interests of the Company's stakeholders.
In determining the Hawaiian Electric 3-year average annual EPS growth and ROACE as a % of Allowed Return for purposes of the 2017-19 LTIP, the Committee considered the effect of certain events impacting the utility in 2016, 2017 and 2018.
The adjustments described on page 18 of Exhibit 99.1 to Hawaiian Electric's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and pages 17-18 of Exhibit 99.1 to Hawaiian Electric's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, respectively, that were made in determining performance as it relates to the 2016-2018 LTIP and 2015-2017 LTIP, respectively, were correspondingly applied for purposes of determining performance under the 2017-2019 LTIP. These adjustments that were used in the calculation of ROACE as a % of Allowed Return and Hawaiian Electric 3‑year average annual EPS growth include, (i) for 2018, the exclusion of the negative impact of $7.6 million related to the 2017 tax reform legislation and certain expenses related to the termination of the proposed merger with NextEra Energy; and (ii) for 2017, the elimination of the negative impacts of $9.2 million related to tax reform legislation. For purposes of calculating Hawaiian Electric 3‑year average annual EPS growth, in addition to (i) and (ii) above, $13.9 million for 2017 related to the effect of the reversion to the lagged method of recognizing rate adjustment mechanism (RAM) revenues and $2.2 million for 2016 related to merger-related after-tax expenses, including costs related to the terminated liquified natural gas (LNG) contract, which was conditioned on PUC approval of the NextEra Energy merger, were adjusted in order to calculate EPS growth. The Compensation Committee deemed it appropriate to carry forward these adjustments made with respect to 2018, 2017 and 2016 for purposes of determining performance under the 2017-19 LTIP because such adjustments equitably compensate for extraordinary events unrelated to management’s actions regarding ongoing business operations that were not contemplated at the time the performance goals were established. See pages 17-18 of Exhibit 99.1 to Hawaiian Electric's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, pages 17-18 of Exhibit 99.1 to Hawaiian Electric's

Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and page 17-18 of Exhibit 99.1 to Hawaiian Electric's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for a more detailed discussion of the respective 2018, 2017 and 2016 adjustments.
2018-20 long-term incentive plan. Hawaiian Electric’s 2018-20 long-term incentive plan was described on pages 15-16 of Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Restricted Stock Units (RSUs)
Hawaiian Electric named executive officers are eligible to receive annual equity-based grants in the form of RSUs that vest over a four-year period. RSUs offer executives the opportunity to receive shares of HEI Common Stock when the restrictions lapse, generally subject to continued employment with the Company through vesting. The value of the annual RSU grant is a percentage of the executive’s base salary as shown on page 13. These awards are designed to focus executives on creating long-term value for shareholders and other stakeholders. Since they take four years to fully vest, the RSUs also promote retention. The RSUs vest and convert to shares of HEI Common Stock in four equal annual installments beginning one year from the date of grant (plus compounded dividend equivalent shares on the installment that vested in such year). The 2019 RSU grants are set forth in the 2019 Grants of Plan-Based Awards table on page 24.
Benefits
Retirement. Hawaiian Electric provides retirement benefits to named executive officers to promote financial security in recognition of years of service and to attract and retain high-quality leaders.
Hawaiian Electric employees, including named executive officers, are eligible to participate in the HEI Retirement Plan, which is a tax-qualified defined benefit pension plan, and to save for retirement on a tax-deferred (or Roth) basis through HEI’s Retirement Savings Plan, a tax-qualified defined contribution 401(k) plan, which does not provide non-elective employer contributions for any participants and does not provide matching contributions for participants who joined the Company before May 1, 2011. In 2011, HEI amended the HEI Retirement Plan and HEI Retirement Savings Plan to create a new benefit structure for employees hired on or after May 1, 2011. Employees covered by the new benefit structure receive a reduced pension benefit under the HEI Retirement Plan, but are eligible for limited matching contributions under the HEI Retirement Savings Plan. These changes are intended to lower the cost of pension benefits over the long term. Messrs. Oshima and Alberts joined the Company after May 1, 2011 and are eligible to receive matching contributions under the amended HEI Retirement Savings Plan. The other named executive officers are not eligible to receive matching contributions under that plan, since they joined the Company prior to May 1, 2011.
Additional retirement benefits that cannot be paid from the HEI Retirement Plan due to Internal Revenue Code limits are provided to Hawaiian Electric named executive officers and other executives through the nonqualified HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans and on the amount of annual benefits that can be paid from qualified retirement plans. This allows those participating in the HEI Excess Pay Plan a total retirement benefit at the same general percentage of final average pay afforded to other employees under the HEI Retirement Plan. In 2019, all Hawaiian Electric named executive officers participated in the HEI Excess Pay Plan. Retirement benefits are discussed in further detail in the 2019 Pension Benefits table and related notes on pages 27-28.
Deferred compensation plans. Hawaiian Electric provides named executive officers and other executives the opportunity to participate in plans that allow them to defer compensation and the resulting tax liability. Hawaiian Electric named executive officers may participate in the HEI Deferred Compensation Plan, a nonqualified deferred compensation plan implemented in 2011 and amended and restated effective January 1, 2019, that allows the deferral of portions of the participants’ cash compensation, with certain limitations, and provides investment opportunities that are substantially similar to those available under the HEI Retirement Savings Plan. In 2019, there were no matching or other employer contributions under the HEI Deferred Compensation Plan for employees of Hawaiian Electric. Hawaiian Electric named executive officers are also eligible to defer payment of annual and long-term incentive awards and the resulting tax liability under a prior HEI nonqualified deferred compensation plan, although no named executive officer deferred compensation under that plan in 2019. Deferred compensation benefits are discussed in further detail in the 2019 Nonqualified Deferred Compensation table and related notes on page 28.
Executive Death Benefit Plan (frozen since 2009). In September 2009, HEI froze the Executive Death Benefit Plan of HEI and Participating Subsidiaries, which provides death benefits to an executive’s beneficiaries following the executive’s death while employed or after retirement. As part of the freeze, HEI closed the plan to new participants and ceased all benefit accruals for current participants (i.e., there is no increase in death benefits due to salary increases after September 9, 2009). Under contracts with Executive Death Benefit Plan participants in effect before September 2009, the death benefits were grossed up for tax purposes. This treatment was considered appropriate because the executive death benefit is a form of life insurance and traditionally life insurance proceeds have been excluded from income for federal tax purposes. Ms. Sekimura, Mr. Cox and Ms. Li are covered under the Executive Death Benefit Plan. Messrs. Oshima and Alberts are not covered under the plan because they joined the Company after the plan was frozen. Death benefits are discussed in further detail in the 2019 Pension Benefits table and related notes on pages 27-28.
Minimal perquisites. Hawaiian Electric provides minimal other compensation to the named executive officers in the form of perquisites because such items are commonly provided to business executives in Hawaii, such as club memberships primarily for the purpose of business entertainment, or are necessary to recruit executives, such as relocation expenses or extra weeks of vacation. Hawaiian Electric may, from time to time, reimburse for reasonable business-related expenses. In 2019, the Company paid club membership dues for all named executive officers, for the primary purpose of business entertainment expected of executives in their positions. In 2019, Mr. Alberts received one more week of vacation annually than other employees with similar length of service typically receive. For further description of perquisites, see footnote 5 to the 2019 Summary Compensation Table on page 23.
Elimination of most tax gross-ups. Hawaiian Electric has eliminated nearly all tax gross-ups. There are no tax gross-ups on club membership initiation fees or dues. As discussed under "Executive Death Benefit Plan," tax gross ups of death benefits only apply to executives who participated in the Executive Death Benefit Plan before it was frozen in 2009.
Additional policies and information
Prohibition on hedging and pledging
HEI’s Insider Trading Policy, among other prohibitions, prohibits all directors, officers and employees of HEI and its subsidiaries (as well as the spouses, minor children, adult family members sharing the same household and any other person for whom the director, officer or employee exercises substantial control over such person’s securities trading decisions) from trading in options, warrants, puts, calls or similar instruments on HEI securities, making short sales in such securities, holding such securities in margin accounts or pledging such securities.
Executive Compensation Clawback Policy
HEI has a formal executive compensation clawback policy that applies to any performance-based compensation awarded to an executive officer, including Hawaiian Electric executive officers. Under that policy, in the event the financial statements of HEI or Hawaiian Electric are significantly restated, the Hawaiian Electric and HEI Boards and the HEI Compensation Committee will review the circumstances that caused the need for the restatement and determine whether fraud, gross negligence or intentional misconduct were involved. If so, the Hawaiian Electric and HEI Boards may direct the Company to recover all or a portion of any performance-based award from the executive officer(s) found personally responsible. The SEC has issued proposed rules concerning clawback policies pursuant to the Dodd-Frank Act. HEI will amend its clawback policy to ensure it is consistent with the final rules as and when required.
Tax and accounting impacts on compensation design
In designing compensation programs, the HEI Compensation Committee considers tax and accounting implications of its decisions, along with other factors described in this Compensation Discussion and Analysis.
Tax matters. Section 162(m) of the Internal Revenue Code generally limits to $1 million, per applicable executive, the annual federal income tax deduction that a publicly-held corporation may claim for total taxable compensation payable to certain covered executive officers, including both current and former executives.
In determining compensation for our executive officers, the HEI Compensation Committee primarily considers factors that provide incentives for the achievement of business objectives, but also considers the extent to which the compensation is deductible. The HEI Compensation Committee recognizes the impact of Section 162(m) and its significance to the Company’s compensation programs but retains the flexibility and discretion to structure compensation appropriately, whether or not deductible.
Another tax consideration factored into the design of the Company’s compensation programs is compliance with the requirements of Section 409A of the Internal Revenue Code, for which noncompliance can result in additional taxes on participants in deferred compensation arrangements.
Accounting matters. In establishing performance goals for equity compensation, the HEI Compensation Committee may consider the impact of accounting rules. Accounting rules prescribe the way in which compensation is expensed. For example, under GAAP, compensation is generally expensed when earned. Financial Accounting Standards Board Accounting Standards

Codification Topic 718 generally requires that equity compensation awards be accounted for based on their grant date fair value, which is recognized over the relevant service periods. The Hawaiian Electric Board and HEI Compensation Committee also have discretion in determining the level of achievement for the award and may determine that there should not be any incentive payout that would result solely from the adoption of a new accounting principle that affects a financial measure.
Hawaiian Electric Board and HEI Compensation Committee Report
The Hawaiian Electric Board and the HEI Compensation Committee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the HEI Compensation Committee recommended to the Hawaiian Electric Board, and taking into account such recommendation the Hawaiian Electric Board approved, that the Compensation Discussion and Analysis be included in this Exhibit 99.1 and incorporated by reference in the Hawaiian Electric 2019 Annual Report on Form 10-K with which this Exhibit 99.1 is filed.
Hawaiian Electric Board of Directors
Timothy E. Johns, Chairman
Kevin M. Burke
Bert A. Kobayashi, Jr.
Scott W. H. Seu
Kelvin H. Taketa

Compensation Committee of the HEI Board of Directors
Thomas B. Fargo, Chairperson
Richard J.Dahl
Peggy Y. Fowler
Mary G. Powell
Eva T. Zlotnicka

Compensation Committee Interlocks and Insider Participation
The Hawaiian Electric Board does not have a separate compensation committee. Rather, the entire Hawaiian Electric Board serves as Hawaiian Electric’s compensation committee and oversees the design and implementation of Hawaiian Electric executive compensation programs. In addition, as part of its responsibility to oversee compensation programs at HEI and its subsidiaries, the HEI Compensation Committee assists the Hawaiian Electric Board by approving performance- and equity-based compensation for ratification by the Hawaiian Electric Board and making recommendations to the Hawaiian Electric Board regarding other executive compensation matters.
During the last fiscal year, former Hawaiian Electric President & CEO Alan M. Oshima, also a former Hawaiian Electric director, was responsible for evaluating the performance of the other Hawaiian Electric named executive officers and other Hawaiian Electric senior officers, and for proposing compensation for those officers to the HEI Compensation Committee for recommendation to the Hawaiian Electric Board. Mr. Oshima did not participate in the deliberations of the HEI Compensation Committee to recommend, or of the Hawaiian Electric Board to determine, his own compensation, but did participate in deliberations of the Hawaiian Electric Board to determine the compensation of the other Hawaiian Electric named executive officers.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The table below shows total compensation for 2017-2019 for all of the named executive officers other than Mr. Cox, and for 2019 for Mr. Cox (who was not a named executive officer in 2017 and 2018).

•
Cash compensation earned for the applicable year is reported in the "Salary," "Nonequity Incentive Plan Compensation" and "All Other Compensation" columns (except see explanation in the paragraph below regarding the 2015-17 and 2016-18 LTIP awards).

•
The "Stock Awards" column reflects: (i) the opportunity to earn shares of HEI Common Stock under the 2017-19, 2018-20 and 2019-21 LTIP, respectively, if performance metrics are achieved and (ii) RSUs that vest over 2017-20, 2018-21 and 2019-22, respectively, and may be forfeited in whole or in part if the executive leaves before the vesting period ends.

•
Due to the disclosure timing differences between cash and equity‑based LTIP awards, the amounts in the Summary Compensation Table for 2017 and 2018 are notably higher than, and not comparable to, the reported amount for 2019, and are not reflective of 2017 and 2018 NEO target compensation. This is because LTIP awards made in 2015 and 2016 (settled in 2017 and 2018, respectively) were denominated in cash rather than in stock due to the NextEra merger that was pending when the applicable award opportunities were established. SEC rules require cash-denominated LTIP awards to be reported in the year settled, whereas equity-based awards are reported in the year in which they are granted. As a result, the 2017 and 2018 amounts in the table include both (i) cash settlement of LTIP awards granted in 2015 and 2016 (with respect to the 2015-2017 LTIP and 2016-2018 LTIP), and (ii) equity-based LTIP grants made in 2017 and 2018 (with respect to the 2017-2019 LTIP and 2018‑2020 LTIP).

2019 SUMMARY COMPENSATION TABLE

Name and 2019 Principal Positions	Year	Salary ($) (1)	Stock Awards ($) (2)	Nonequity Incentive Plan Compen- sation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($) (5)	Total Without Change in Pension Value ($) (6)	Total ($)
Alan M. Oshima	2019	707,350	1,143,849	412,527	165,887	14,160	2,277,886	2,443,773
Former President and Chief Executive Officer	2018	686,750	1,114,464	1,012,797	91,578	13,635	2,827,646	2,919,224
	2017	655,583	1,071,359	847,170	187,506	13,230	2,587,342	2,774,848
Tayne S. Y. Sekimura	2019	371,983	319,518	144,627	755,908	—	836,128	1,592,036
Senior Vice President and Chief Financial Officer	2018	361,133	311,322	328,775	—	—	1,001,230	1,001,230
	2017	350,583	304,319	270,156	560,716	—	925,058	1,485,774
Jimmy D. Alberts	2019	285,617	230,804	99,908	99,696	19,644	635,973	735,669
Senior Vice President, Business Development & Strategic Planning	2018	277,350	224,879	227,346	31,731	18,964	748,539	780,270
	2017	269,283	219,776	198,052	68,705	18,214	705,325	774,030
Ronald R. Cox	2019	285,517	230,728	99,874	264,070	—	616,119	880,189
Senior Vice President,Operations
Susan A. Li	2019	300,733	243,020	105,196	406,458	—	648,949	1,055,407
Former Senior Vice President, General Counsel, Chief Compliance & Administrative Officer & Secretary	2018	285,017	231,101	233,650	—	—	749,768	749,768
	2017	276,750	225,889	191,549	437,303	—	694,188	1,131,491

1.	Salary. This column represents cash base salary received for the year.

2.
Stock Awards. These amounts represent the aggregate grant date fair value of stock awards granted in the years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). For 2017, 2018 and 2019, these amounts are composed of: (i) the opportunity (based on probable outcome of performance conditions (in this case, target) as of the grant date) to earn shares of HEI Common Stock in the future pursuant to the 2017-19, 2018-20 and 2019-21 LTIPs, respectively, if pre-established performance goals are achieved and (ii) RSUs vesting in installments over a four-year period. Since the 2015-17 and 2016-18 LTIPs are denominated in cash rather than in stock, in accordance with SEC rules, the cash payouts are reported in the "Nonequity Incentive Plan Compensation" column in this Summary Compensation Table for 2017 and 2018, respectively. See the 2019 Grants of Plan-Based Awards table below for the portion of the amount in the Stock Awards column above that is composed of 2019 grants of RSUs and performance award opportunities under the 2019-21 LTIP. Assuming achievement of the highest level of performance conditions, the maximum value of the performance awards payable in 2021 under the 2019-21 LTIP would be: Mr. Oshima $1,368,154; Ms. Sekimura $378,669; Mr. Alberts $261,676; Mr. Cox $261,601 and Ms. Li $275,527. For a discussion of the assumptions underlying the amounts set out for the RSUs and and 2019-21 LTIP, see Note 11 to the Consolidated Financial Statements in the Annual Report on Form 10-K to which this Exhibit 99.1 is attached.

3.
Nonequity Incentive Plan Compensation. These amounts represent cash payouts to named executive officers under the annual incentive plan, the Executive Incentive Compensation Plan (EICP), earned for the years shown. For 2017 and 2018, the amounts in this column also include the cash payout from the 2015-17 and 2016-18 LTIPs, respectively.

4.
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the change in present value of the accrued pension and executive death benefits from beginning of year to end of year for 2017, 2018 and 2019. These amounts are not current payments; pension and executive death benefits are only paid after retirement or death, as applicable. The amounts in this column depend heavily on changes in actuarial assumptions, such as discount rates, and also are impacted by years of service and age. In accordance with SEC rules, the negative change in value in 2018 for Ms. Sekimura and Ms. Li is shown as no change in the table above. For a further discussion of the applicable plans, see the 2019 Pension Benefits table and related notes below. No Hawaiian Electric named executive officer had above-market or preferential earnings on nonqualified deferred compensation for the periods covered in the table above.

5.	All Other Compensation. The following table summarizes the components of “All Other Compensation” with respect to 2019:

Name	Contributions to Defined Contribution Plans ($)[a]	Other ($)[b]	Total All Other Compensation ($)
Alan M. Oshima	8,400	5,760	14,160
Tayne S.Y. Sekimura*	—	—	—
Jimmy D. Alberts	8,400	11,244	19,644
Ronald R. Cox*	—	—	—
Susan A. Li*	—	—	—

a	Messrs. Oshima and Alberts received matching contributions to their accounts in the HEI 401(k) Plan up to the amount permitted based on eligible compensation ($280,000 in 2019).

b	Messrs. Oshima and Alberts received club membership dues. Mr. Alberts also had one more week of vacation than employees with similar length of service would usually receive.

*	The total value of perquisites and other personal benefits for Ms. Sekimura, Mr. Cox and Ms. Li was less than $10,000 for 2019 and is therefore not included in the table above.

6.
Total Without Change in Pension Value. Total Without Change in Pension Value represents total compensation as determined under SEC rules, minus the change in pension value and executive death benefits amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. We include this column because the magnitude of the change in pension value and death benefits in a given year is largely determined by actuarial assumptions, such as discount rates and mortality assumptions set by the Society of Actuaries, and does not reflect decisions made by the HEI Compensation Committee or Hawaiian Electric Board for that year or the actual benefit necessarily to be received by the recipient. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column and are not a substitute for the Total column.

Additional narrative disclosure about salary, stock awards, nonequity incentive plan compensation, change in pension benefits and nonqualified deferred compensation earnings and all other compensation can be found in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards
The table below shows cash performance award opportunities under the 2019 EICP, equity-based performance award opportunities granted under the LTIP for performance over the 2019-21 period and payable in 2022 and RSUs granted in 2019 and vesting in installments over four years.
2019 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Nonequity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alan M. Oshima	2/14/19 EICP	265,256	530,513	1,061,025	—	—	—	—	—
	2/14/19 LTIP	—	—	—	8,917	17,834	35,668	—	684,078
	2/14/19 RSU	—	—	—	—	—	—	12,202	459,771
Tayne S. Y. Sekimura	2/14/19 EICP	92,996	185,992	371,983	—	—	—	—	—
	2/14/19 LTIP	—	—	—	2,468	4,936	9,872	—	189,334
	2/14/19 RSU	—	—	—	—	—	—	3,455	130,184
Jimmy D. Alberts	2/14/19 EICP	64,264	128,528	257,055	—	—	—	—	—
	2/14/19 LTIP	—	—	—	1,706	3,411	6,822	—	130,839
	2/14/19 RSU	—	—	—	—	—	—	2,653	99,965
Ronald R. Cox	2/14/19 EICP	64,241	128,483	256,965	—	—	—	—	—
	2/14/19 LTIP	—	—	—	1,705	3,410	6,820	—	130,801
	2/14/19 RSU	—	—	—	—	—	—	2,652	99,927
Susan A. Li	2/14/19 EICP	67,665	135,330	270,660	—	—	—	—	—
	2/14/19 LTIP	—	—	—	1,796	3,592	7,183	—	137,780
	2/14/19 RSU	—	—	—	—	—	—	2,793	105,240

EICP	Executive Incentive Compensation Plan (annual incentive)

LTIP	Long-Term Incentive Plan (2019-21 period)

RSU	Restricted Stock Units

1.
Estimated Future Payouts Under Nonequity Incentive Plan Awards. Shows possible cash payouts under the 2019 EICP based on meeting performance goals set in February 2019 at threshold, target and maximum levels. Actual payouts for the 2019 EICP are reported in the 2019 Summary Compensation Table above.

2.
Estimated Future Payouts Under Equity Incentive Plan Awards. Represents number of shares of HEI Common Stock that may be issued under the 2019-21 LTIP based upon the achievement of performance goals set in February 2019 at threshold, target and maximum levels and vesting at the end of the three-year performance period. LTIP awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata participation based upon completed months of service after a minimum number of months of service in the performance period. Dividend equivalent shares, not included in the chart, are compounded over the period at the actual dividend rate and are paid at the end of the performance period based on actual shares earned.

3.
All Other Stock Awards: Number of Shares of Stock or Units. Represents number of RSUs awarded in 2019 that will vest and be issued as unrestricted HEI Common Stock in four equal annual installments on the grant date anniversaries. Unvested awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata vesting up to the date of termination. Receipt of RSU awards is generally subject to continued employment and expiration of the applicable vesting period. Dividend equivalent shares, not included in the chart, are compounded over the period at the actual dividend rate and are paid in HEI Common Stock on RSUs vesting in a given year.

4.
Grant Date Fair Value of Stock Awards. Grant date fair value for shares under the 2019-21 LTIP is estimated in accordance with the fair-value based measurement of accounting as described in FASB ASC Topic 718 based upon the probable (in this case, target) outcome of the performance conditions as of the grant date. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance awards contained in Note 11 (Share-based compensation) to the Consolidated Financial Statements in the 2019 Annual Report on Form 10-K. Grant date fair value for RSUs is based on the closing price of HEI Common Stock on the NYSE on the date of the grant of the award.

Outstanding Equity Awards at 2019 Fiscal Year-End
OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

		Stock Awards
				Equity Incentive Plan Awards
		Shares or Units of Stock That Have Not Vested (1)		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Grant Year	Number (#)	Market Value ($) (2)
Alan M. Oshima	2016	3,172	148,640	—	—
	2017	6,364	298,217	—	—
	2018	9,815	459,931	38,253	1,792,536
	2019	12,202	571,786	35,668	1,671,402
	Total	31,553	1,478,574	73,921	3,463,938
Tayne S. Y. Sekimura	2016	1,000	46,860	—	—
	2017	1,833	85,894	—	—
	2018	2,779	130,224	10,587	496,107
	2019	3,455	161,901	9,872	462,602
	Total	9,067	424,879	20,459	958,709
Jimmy D. Alberts	2016	768	35,988	—	—
	2017	1,407	65,932	—	—
	2018	2,134	99,999	7,318	342,921
	2019	2,653	124,320	6,822	319,679
	Total	6,962	326,239	14,140	662,600
Ronald R. Cox	2016	—	—	—	—
	2017	807	37,816	—	—
	2018	1,217	57,029	4,868	228,114
	2019	2,652	124,273	6,820	319,585
	Total	4,676	219,118	11,688	547,699
Susan A. Li	2016	791	37,066	—	—
	2017	1,447	67,806	—	—
	2018	2,194	102,811	7,520	352,387
	2019	2,793	130,880	7,183	336,595
	Total	7,225	338,563	14,703	688,982

1.
Shares or Units of Stock That Have Not Vested. The remaining installments of the 2016 RSUs vested on February 5, 2020. Of the remaining installments of the 2017 RSUs, one installment vested on January 31, 2020 and the remainder will vest on January 31, 2021. Of the remaining installments of the 2018 RSUs, one installment vested on January 31, 2020 and the remainder will vest in equal annual installments on January 31, 2021 and 2022. For the 2019 RSUs, one installment vested on February 14, 2020 and the remainder will vest in equal annual installments on February 14, 2021, 2022 and 2023.

2.	Market Value. Market value is based upon the closing per‑share trading price of HEI Common Stock on the NYSE of $46.86 as of December 31, 2019.

3.
Number of Unearned Shares, Units or Other Rights That Have Not Vested. Represents number of shares of HEI Common Stock that would be issued under the 2018-20 and 2019-21 LTIPs if performance goals are met at the maximum level at the end of the respective three-year performance periods.

2019 Option Exercises and Stock Vested
2019 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Alan M. Oshima	12,788	(1)	485,688
	21,592	(2)	1,011,801	(3)
Tayne S. Y. Sekimura	4,063	(1)	154,313
	6,077	(2)	284,768	(3)
Jimmy D. Alberts	3,123	(1)	118,612
	4,201	(2)	196,859	(3)
Ronald R. Cox	854	(1)	32,435
	2,808	(2)	131,583	(3)
Susan A. Li	3,124	(1)	118,649
	4,319	(2)	202,388	(3)
1.Represents the number of shares acquired (and dividend equivalents paid in stock based on number of shares vested) upon the 2019 vesting of installments of RSUs granted on February 6, 2015, February 5, 2016, January 31, 2017 and January 31, 2018. Value realized on vesting includes dividend equivalents.

Name	Number of Shares Acquired on Vesting	Compounded Dividend Equivalents	Total Shares Acquired on Vesting
Alan M. Oshima	11,723	1,065	12,788
Tayne S. Y. Sekimura	3,705	358	4,063
Jimmy D. Alberts	2,847	276	3,123
Ronald R. Cox	809	45	854
Susan A. Li	2,852	272	3,124

2.
Represents the number of shares acquired (and dividend equivalents paid in stock based on earned shares) upon vesting of performance share awards under the 2017-19 LTIP, which were payable in stock at the end of the performance period. Value realized on vesting includes dividend equivalents. The HEI Compensation Committee certified the achievement of the applicable performance measures on February 11, 2020.

Name	Number of Shares Acquired on Vesting	Compounded Dividend Equivalents	Total Shares Acquired on Vesting
Alan M. Oshima	19,523	2,069	21,592
Tayne S. Y. Sekimura	5,495	582	6,077
Jimmy D. Alberts	3,798	403	4,201
Ronald R. Cox	2,539	269	2,808
Susan A. Li	3,905	414	4,319

3.
Represents vested 2017-19 LTIP shares at 2019 year-end closing price of HEI Common Stock of $46.86 per share on December 31, 2019. Actual settlement of the performance share awards under the 2017-19 LTIP occurred on February 14, 2020 (after the February 11, 2020 certification of the applicable performance results) based on the closing price of HEI Common Stock on the NYSE of $50.40 per share. The actual settlement amounts were: Mr. Oshima $1,088,237; Ms. Sekimura $306,281; Mr. Alberts $211,730; Mr. Cox $141,523 and Ms. Li $217,678.

Pension Benefits
The table below shows the present value as of December 31, 2019 of accumulated benefits for each of the Hawaiian Electric named executive officers and the number of years of service credited to each executive under the applicable pension plan and executive death benefit plan, determined using the interest rate, mortality table and other assumptions described below, which are consistent with those used in Note 10 to the Consolidated Financial Statements in the 2019 Annual Report on Form 10-K to which this Exhibit 99.1 is attached.
2019 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (4)	Payments During the Last Fiscal Year ($)
Alan M. Oshima	HEI Retirement Plan (1)	8.2	382,511	—
	HEI Excess Pay Plan (2)	8.2	567,862	—
Tayne S. Y. Sekimura	HEI Retirement Plan (1)	28.6	2,909,020	—
	HEI Excess Pay Plan (2)	28.6	912,184	—
	HEI Executive Death Benefit (3)	—	184,938	—
Jimmy D. Alberts	HEI Retirement Plan (1)	7.3	366,410	—
	HEI Excess Pay Plan (2)	7.3	4,232	—
Ronald R. Cox	HEI Retirement Plan (1)	14.1	1,372,436	—
	HEI Excess Pay Plan (2)	14.1	14,178	—
	HEI Executive Death Benefit (3)	—	106,808	—
Susan A. Li	HEI Retirement Plan (1)	29.8	3,081,489	—
	HEI Excess Pay Plan (2)	29.8	139,889	—
	HEI Executive Death Benefit (3)	—	157,887	—

1.
The HEI Retirement Plan is the standard retirement plan for HEI and Hawaiian Electric employees. Normal retirement benefits under the HEI Retirement Plan for management employees hired before May 1, 2011, including all of the named executive officers other than Messrs. Oshima and Alberts, are calculated based on a formula of 2.04% × Credited Service (maximum 67%) × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). Credited service is generally the same as the years of service with HEI and other participating companies (Hawaiian Electric, Hawaii Electric Light and Maui Electric). Credited service is also provided for limited unused sick leave and for the period a vested participant is on long-term disability. The normal form of benefit is a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Actuarially equivalent optional forms of benefit are also available. Participants who qualify to receive retirement benefits immediately upon termination of employment may also elect a single sum distribution of up to $100,000 with the remaining benefit payable as an annuity. Single sum distributions are not eligible for early retirement subsidies, and so may not be as valuable as an annuity at early retirement. Retirement benefits are increased by an amount equal to approximately 1.4% of the initial benefit every twelve months following retirement. The plan provides benefits at early retirement (prior to age 65), normal retirement (age 65), deferred retirement (over age 65) and death. Subsidized early retirement benefits are available for participants who meet certain age and service requirements at ages 50-64. The accrued normal retirement benefit is reduced by an applicable percentage, which ranges from 30% for early retirement at age 50 with at least 15 years of service to 1% at age 59. Accrued benefits are not reduced for eligible employees who retire at age 60 and above. The early retirement subsidies are not available to employees who terminate employment with vested benefits but prior to satisfying the age and service requirements for the early retirement subsidies.

HEI and Hawaiian Electric nonunion employees who commenced employment on or after May 1, 2011, like Messrs. Oshima and Alberts, receive reduced benefits under the HEI Retirement Plan (e.g., reduced benefit formula, more stringent requirements for subsidized early retirement benefits, reduced early retirement subsidies and no post-retirement cost-of-living adjustment). Normal retirement benefits for these employees are calculated based on a formula of 1.5% × Credited Service × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). These employees are eligible for a limited match under the HEI Retirement Savings Plan (50% match on the first 6% of compensation deferred).
As of December 31, 2019, all of the named executive officers were eligible for retirement benefits under the HEI Retirement Plan.

2.
As of December 31, 2019, all of the named executive officers were participants in the HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans ($280,000 in 2019 as indexed for inflation) and on the amount of annual benefits that can be paid from qualified retirement plans (the lesser of $225,000 in 2019 as indexed for inflation, or the participant’s highest average compensation over three consecutive calendar years). Benefits payable under the HEI Excess Pay Plan are reduced by the benefit payable from the HEI Retirement Plan. Early retirement, death benefits and vesting provisions are similar to the HEI Retirement Plan.

3.
Ms. Sekimura, Mr. Cox and Ms. Li are covered by the Executive Death Benefit Plan of HEI and Participating Subsidiaries. The plan was amended effective September 9, 2009 to close participation to new participants and freeze the benefit for existing participants. Under the amendment, death benefits will be paid based on salaries as of September 9, 2009. The plan provides death benefits equal to two times the executive’s base salary as of September 9, 2009 if the executive dies while actively employed or, if disabled, dies prior to age 65, and one times the executive’s base salary as of September 9, 2009 if the executive dies following retirement. The amounts shown in the table above assume death following retirement. Death benefits are grossed up by the amount necessary to pay income taxes on the grossed up benefit amount as an equivalent to the tax exclusion for death benefits paid from a life insurance policy. Messrs. Oshima and Alberts were not employed by Hawaiian Electric at the time the plan was frozen and therefore are not entitled to any benefits under the plan.

4.	The present value of accumulated benefits for the Hawaiian Electric named executive officers included in the 2019 Pension Benefits table was determined based on the following:
Methodology The present values are calculated as of December 31, 2019 based on the credited service and pay of the Hawaiian Electric named executive officer as of such date (or the date of benefit freeze, if earlier).
Assumptions

a.
Discount Rate – The discount rate is the interest rate used to discount future benefit payments in order to reflect the time value of money. The discount rates used in the present value calculations are 3.61% for retirement benefits and 3.52% for executive death benefits as of December 31, 2019.

b.
Mortality Table – The PRI-2012 Mortality Table (separate male and female rates) with generational projection using scale MP-2019 from base year 2012 is used to discount future pension benefit payments in order to reflect the probability of survival to any given future date. For the calculation of the executive death benefit present values, the mortality table rates are multiplied by the death benefit to capture the death benefit payments assumed to occur at all future dates. Mortality is applied post-retirement only.

c.
Retirement Age – A Hawaiian Electric named executive officer included in the table is assumed to remain in active employment until, and assumed to retire at, the later of (a) the earliest age when unreduced pension benefits would be payable or (b) attained age as of December 31, 2019.

d.
Pre-Retirement Decrements – Pre-retirement decrements refer to events that could occur between the measurement date and the retirement age (such as withdrawal, early retirement and death) that would impact the present value of benefits. No pre-retirement decrements are assumed in the calculation of pension benefit table present values. Pre-retirement decrements are assumed for financial statement purposes.

e.	Unused Sick Leave – Each Hawaiian Electric named executive officer who participates in the HEI Retirement Plan is assumed to have accumulated 1,160 unused sick leave hours at retirement age.
2019 Nonqualified Deferred Compensation
Although all Hawaiian Electric named executive officers are eligible to participate in the HEI deferred compensation plans, which are described in the Compensation Discussion and Analysis above, only Mr. Oshima and Ms. Sekimura deferred any amount or had an account balance under those plans in 2019.

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings/(Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[2]
Alan M. Oshima	—	—	169,264	—	852,954
Tayne S.Y. Sekimura	—	—	29,236	—	177,402

1.
Represents salary and incentive compensation deferrals under the HEI Deferred Compensation Plan, a contributory nonqualified deferred compensation plan implemented in 2011. The plan allows certain HEI and Hawaiian Electric executives to defer up to 100% of annual base salary in excess of the compensation limit set forth in Internal Revenue Code Section 401(a)(17) ($280,000 in 2019, as indexed for inflation) and up to 80% of any incentive compensation paid in cash. In 2019, there were no matching or other employer contributions under the plan. The deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a designated list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential and therefore are not included in the 2019 Summary Compensation Table above. The distribution of accounts from the plan is triggered by disability, death or separation from service (including retirement) and will be delayed for a 6-month period to the extent necessary to comply with Internal Revenue Code Section 409A. A participant may elect to receive distributions triggered by separation from service in a lump sum or in substantially equal payments spread over a period not to exceed 15 years. Lump sum benefits are payable in the event of disability or death.

2.	Amounts in this column include contributions reported in the Summary Compensation Table for each year in which each executive listed above was a named executive officer.

Potential Payments Upon Termination or Change in Control
The table below shows the potential payments to each Hawaiian Electric named executive officer in the event of retirement, death or disability, voluntary termination, termination for cause, termination without cause and termination after change in control, assuming termination occurred on December 31, 2019. The amounts listed below are estimates; actual amounts to be paid would depend on the actual date of termination and circumstances existing at that time.
2019 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

Name/ Benefit Plan or Program	Retirement on 12/31/19 ($) (1)	Termination due to death or disability on 12/31/19 ($) (2)	Voluntary termination, termination for and without cause on 12/31/19 ($) (3)	Termination after change in control on 12/31/19 ($) (4)
Alan M. Oshima
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	924,548	924,548	—	1,817,115
Restricted Stock Units (7)	619,972	619,972	—	1,580,494
TOTAL	1,544,520	1,544,520	—	3,397,609
Tayne S. Y. Sekimura
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	255,809	255,809	—	502,938
Restricted Stock Units (7)	181,367	181,367	—	454,589
TOTAL	437,176	437,176	—	957,527
Jimmy D. Alberts
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	176,850	176,850	—	347,583
Restricted Stock Units (7)	139,259	139,259	—	349,059
TOTAL	316,109	316,109	—	696,642
Ronald R. Cox
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	135,987	135,987	—	286,285
Restricted Stock Units (7)	70,510	70,510	—	230,739
TOTAL	206,497	206,497	—	517,024
Susan A. Li
Executive Incentive Compensation Plan (5)	—	—	—	—
Long-Term Incentive Plan (6)	183,083	183,083	—	361,369
Restricted Stock Units (7)	143,995	143,995	—	362,134
TOTAL	327,078	327,078	—	723,503
Note: All stock-based award amounts were valued using the 2019 year-end closing price of HEI Common Stock on the NYSE of $46.86 per share on December 31, 2019. Other benefits that are available to all salaried employees on a nondiscriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.

1.
Retirement payments & benefits. All named executive officers were eligible for retirement as of December 31, 2019. In addition to the amounts shown in this column, retired executives are entitled to receive their vested retirement plan and deferred compensation benefits under all termination scenarios. See the 2019 Pension Benefits and 2019 Nonqualified Deferred Compensation tables above.

2.	Termination due to death or disability payments & benefits. All named executive officers were eligible for death or disability payments & benefits as of December 31, 2019.

3.
Voluntary termination payments & benefits. If a Hawaiian Electric named executive officer voluntarily terminates employment, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Voluntary termination results in the forfeiture of unvested RSUs and participation in incentive plans.

Termination for cause payments & benefits. If the executive is terminated for cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. “Cause” generally means a violation of the HEI Corporate Code of Conduct or, for purposes of awards under the

2010 Equity and Incentive Plan, as amended (EIP), has the meaning set forth in such plan. Termination for cause results in the forfeiture of all unvested RSUs and participation in incentive plans.
Termination without cause payments & benefits. If the executive is terminated without cause, he or she could lose any annual or long-term incentives based upon the HEI Compensation Committee’s right to amend, suspend or terminate any incentive award or any portion of it at any time. Termination without cause results in the forfeiture of unvested RSUs.

4.	Termination after change-in-control payments & benefits. None of the Hawaiian Electric named executive officers were party to a change-in-control agreement on December 31, 2019.

5.
Executive Incentive Compensation Plan (EICP). Excludes amounts payable under the 2019 EICP because those amounts would have vested without regard to termination because the applicable performance period ended on December 31, 2019. Upon death, disability or retirement, executives continue to participate in the EICP on a pro-rata basis if the executive has met applicable minimum service requirements, with a lump sum payment to be made by Hawaiian Electric if the applicable performance goals are achieved. The plan documents provide that in the event of a change in control as defined by the EIP, the EICP award would be immediately paid out in cash at target level, pro-rated for completed months of service in the performance period. For the remaining unvested portion of the award, if there is no termination following a change in control, the EIP provides that: (i) the surviving entity or acquiring entity will assume all awards outstanding under the EICP or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested (with all performance goals deemed achieved at 100% of target levels).

6.
Long-Term Incentive Plan (LTIP). Excludes amounts payable under the 2017-19 LTIP because those amounts would have vested without regard to termination because the applicable performance period ended on December 31, 2019. Upon death, disability or retirement, executives continue to participate in each ongoing LTIP cycle on a pro-rata basis if the executive has met applicable minimum service requirements, with a lump sum payment to be made by Hawaiian Electric if performance goals are achieved. The amounts shown are at target for all applicable plan years, pro-rated based upon service through December 31, 2019; actual payouts will depend upon performance achieved at the end of the plan cycle. The plan documents provide that in the event of a change in control as defined by the EIP, the LTIP award would be immediately paid out in cash at target level, pro-rated for completed months of service in the performance period. For the remaining unvested portion of the award, if there is no termination following a change in control, the EIP provides that: (i) the surviving entity or acquiring entity will assume all awards outstanding under the LTIP or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as each term is defined by the EIP or (ii) to the extent the surviving entity refuses to assume or substitute such awards, such awards shall become fully vested (with all performance goals deemed achieved at 100% of target levels).

7.
Restricted Stock Units (RSUs) not granted under LTIP. Termination for or without cause results in the forfeiture of unvested RSUs not granted under LTIP. Termination due to death, disability or retirement results in pro-rata vesting of RSUs not granted under LTIP. The EIP provides that in the event of a change in control as defined by the EIP, either (i) the surviving or acquiring entity will assume all outstanding RSUs not granted under LTIP or will substitute similar awards and such awards would vest in full upon a termination within 24 months following the change in control without cause or by the participant with good reason, as defined by the EIP or (ii) to the extent the acquiring entity refuses to assume or substitute such awards, such awards shall become fully vested.

CEO Pay Ratio
As required by SEC rules, we are disclosing the ratio of Hawaiian Electric's median employee’s annual total compensation to the annual total compensation of Hawaiian Electric's CEO.
In accordance with Item 402(u) of Regulation S-K, we are using the same median employee we used to calculate our 2017 CEO pay ratio because there have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. We identified our median employee by evaluating 2016 Form W-2s for all individuals, excluding our CEO, who were employed by us on October 1, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis and assumed no compensation earned in 2016 for employees hired in 2017. We believe that the use of Form W-2 compensation for all employees is an appropriate compensation measure for this purpose because it reasonably reflects annual compensation for our employees.
We calculated annual total compensation for such employee using the same methodology we use for our CEO as set forth in the 2019 Summary Compensation Table above. The SEC rules allow for varying methodologies for companies to identify their median employee. Other companies may have different employment and compensation practices and may utilize different methodologies, estimates and assumptions in calculating their own pay ratios. Therefore, the pay ratios reported by other companies may not to be relevant for purposes of comparison to our pay ratio.

CEO to Median Employee Pay Ratio
	President & CEO	Median Employee
Base Salary	$707,350	$89,752
Overtime Pay	—	11,712
Stock Awards	1,143,849	—
Non-Equity Incentive Plan Compensation	412,527	—
Change in Pension Value (1)	165,887	57,156
All Other Compensation	14,160	—
TOTAL	$2,443,773	$158,620

CEO Pay to Median Employee Pay Ratio	15:1

(1)
These amounts are attributable to a change in the value of each individual’s defined benefit pension account balance and do not represent earned or paid compensation. Despite the fact that these amounts are not paid, they are required to be taken into account for purposes of calculating total annual compensation for SEC reporting purposes. Pension values fluctuate over time, can rise or fall year-to-year and are dependent on many variables including market conditions, years of service, earnings, and actuarial assumptions such as discount rates.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Security ownership of certain beneficial owners
Hawaiian Electric Common Stock
HEI owns all of Hawaiian Electric’s outstanding Common Stock, which is Hawaiian Electric’s only class of securities generally entitled to vote on matters requiring shareholder approval.
Hawaiian Electric Preferred Stock
Various series of Hawaiian Electric Preferred Stock have been issued and are outstanding. Shares of Hawaiian Electric Preferred Stock are not considered voting securities, but upon certain defaults in dividend payments holders of Hawaiian Electric Preferred Stock may have the right to elect a majority of the directors of Hawaiian Electric. HEI owns 100,000 shares of Hawaiian Electric Preferred Stock, or approximately 9% of the 1,114,657 shares of Hawaiian Electric Preferred Stock outstanding. No Hawaiian Electric directors, executive officers or named executive officers (as listed in the Compensation Discussion and Analysis above) own Hawaiian Electric Preferred Stock.

HEI Common Stock
The table below shows the number of shares of HEI Common Stock beneficially owned by each person who is a current Hawaiian Electric director, each Hawaiian Electric named executive officer (as listed in the Compensation Discussion and Analysis above) and directors and executive officers as a group as of February 14, 2020.

	Amount and Nature of Beneficial Ownership of HEI Common Stock
Name of Individual or Group	Sole Voting or Investment Power (1)	Shared Voting or Investment Power (2)	Other Beneficial Ownership (3)	Restricted Stock Units (4)	Total (5)
Nonemployee directors
Kevin M. Burke	3,502				3,502
Timothy E. Johns	44,325				44,325
Bert A. Kobayashi, Jr.	5,647				5,647
Kelvin H. Taketa	37,664				37,664
Employee director and Named Executive Officer
Alan M. Oshima	20,742	57,315		2,298	80,355
Other Named Executive Officers
Jimmy D. Alberts	24,607			593	25,200
Ronald R. Cox	3,603			428	4,031
Susan A. Li	18,042				18,042
Tayne S. Y. Sekimura	57,105			773	57,878
All directors and executive officers as a group (13 persons)	257,094	58,487	465	5,619	321,665

(1)
Includes the following shares held as of February 14, 2020 in the form of stock units in the HEI Common Stock fund pursuant to the HEI Retirement Savings Plan: approximately 1,810 shares for Ms. Li; 1,179 shares for Ms. Sekimura; and 8,390 shares for all directors and executive officers as a group. The value of a unit is measured by the closing price of HEI Common Stock on the measurement date.

(2)	Includes (i) shares registered in name of the individual and spouse and/or (ii) shares registered in trust with the individual and spouse serving as co-trustees.

(3)	Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims beneficial interest.

(4)
Includes the number of shares that the individuals named above had a right to acquire as of or within 60 days after February 14, 2020 pursuant to restricted stock units and related dividend equivalent rights thereon, including shares which retirement eligible individuals have a right to acquire upon retirement. These shares are included for purposes of calculating the percentage ownership of each individual named above and all directors and executive officers as a group as described in footnote (5) below, but are not deemed to be outstanding as to any other person.

(5)
As of February 14, 2020, the directors and executive officers of Hawaiian Electric as a group and each individual named above beneficially owned less than one percent of the record number of outstanding shares of HEI Common Stock as of that date and no shares were pledged as security.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Related person transactions
The HEI Board has adopted a related person transaction policy that is specifically incorporated in HEI’s Corporate Code of Conduct, which is available for review at www.hei.com/govdocs. The Corporate Code of Conduct, including the related person transaction policy, also applies to Hawaiian Electric and its subsidiaries. The related person transaction policy is specific to transactions between the Company and related persons such as executive officers and directors, their immediate family members or entities with which they are affiliated in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Under the policy, the HEI Board, acting through the HEI Nominating and Corporate Governance Committee, will approve a related person transaction involving a director or an officer if the HEI Board determines in advance that the transaction is not inconsistent with the best interests of HEI and its shareholders and is not in violation of HEI’s Corporate Code of Conduct.
There have been no transactions since January 1, 2019, and there are no currently proposed transactions, in which Hawaiian Electric or any of its subsidiaries was a participant, the amount involved exceeds $120,000, and any related person (as defined in Item 404 of Regulation S-K) had or will have a direct or indirect material interest.
Director independence
Because HEI has Common Stock listed on NYSE and Hawaiian Electric is a wholly-owned subsidiary of HEI, HEI is subject to the corporate governance listing standards in Section 303A of the NYSE Listed Company Manual but Hawaiian Electric is exempt from certain NYSE listing standards, including Sections 303A.01 and 303A.02 regarding director independence.
Although Hawaiian Electric is exempt from NYSE listing standards 303A.01 and 303A.02, Hawaiian Electric voluntarily endeavors to comply with these standards for director independence. The HEI Nominating and Corporate Governance Committee assists the Hawaiian Electric Board with its independence determinations.
For a director to be considered independent under NYSE listing standards 303A.01 and 303A.02, the Hawaiian Electric Board must determine that the director does not have any direct or indirect material relationship with Hawaiian Electric or its parent or subsidiaries apart from his or her service as a director. The NYSE listing standards also specify circumstances under which a director may not be considered independent, such as when the director has been an employee of the Company within the last three fiscal years, if the director has had certain relationships with the Company’s external or internal auditor within the last three fiscal years or when the Company has made or received payments for goods or services to or from entities with which the director or an immediate family member of the director has specified affiliations and the aggregate amount of such payments in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such entity’s consolidated gross revenues for the last fiscal year.
The HEI Nominating and Corporate Governance Committee and the Hawaiian Electric Board considered the information below, which was provided by Hawaiian Electric directors and/or by HEI and its subsidiaries, concerning relationships between (i) Hawaiian Electric or its affiliates and (ii) the director, the director’s immediate family members or entities with which such directors or immediate family members have certain affiliations. Based on its consideration of the relationships described below and the recommendations of the HEI Nominating and Corporate Governance Committee, the Hawaiian Electric Board determined that all of the nonemployee directors of Hawaiian Electric (Messrs. Burke, Johns, Kobayashi and Taketa) are independent. The remaining director of Hawaiian Electric, Mr. Seu, is an employee director and hence are not independent.
With respect to Mr. Kobayashi, the Hawaiian Electric Board determined that the service of his father as an ASB director; ordinary course of business, market term loans between ASB and certain entities in which Mr. Kobayashi or his family members have an ownership interest did not impair Mr. Kobayashi’s independence as a Hawaiian Electric director.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES
Principal accountant fees
The following table sets forth the fees paid or payable to Deloitte & Touche LLP (Deloitte), Hawaiian Electric's independent registered public accounting firm for 2019 and 2018:

	2019	2018
Audit fees (principally consisted of fees associated with the audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Act of 2002, Section 404), quarterly reviews, issuances of letters to underwriters, review of registration statements and issuance of consents), and procedures related to the adoption of the new lease standard in 2019	$1,595,000	$1,170,000
Audit-related fees, primarily consisted of fees associated with agreed upon procedures in 2018 and 2019, statutory audits in 2018, and consultation on accounting and reporting matters and pre-implementation assessment of controls in 2018	70,000	1,370,000
Tax fees (consisted of tax return review)	34,000	26,000
All other fees	—	—
	$1,699,000	$2,566,000
Pre-approval policies
Pursuant to its charter, the Hawaiian Electric Audit & Risk Committee provides input to the HEI Audit & Risk Committee regarding pre-approval of all audit and permitted non-audit services of the independent registered public accounting firm engaged to audit the Consolidated Financial Statements with respect to Hawaiian Electric. The Hawaiian Electric Audit & Risk Committee may delegate this responsibility to one or more of its members, provided that such member or members report to the full committee at its next regularly scheduled meeting any such input provided to the HEI Audit & Risk Committee. The Hawaiian Electric Audit & Risk Committee has delegated such responsibility to its chairperson. With such input, the HEI Audit & Risk Committee pre-approved all of the audit and audit-related services reflected in the table above.

Appendix A

2019 Edison Electric Institute (EEI) Index Peers for HEI Long-Term Incentive Plan
Relative Total Shareholder Return Metric
The EEI is an association of U.S. shareholder-owned electric companies that are representative of comparable investment alternatives to HEI. The EEI’s members serve virtually all of the ultimate customers in the shareholder-owned segment of the industry.

ALLETTE, Inc.	IDACORP Inc.
Alliant Energy Corp.	MDU Resources Group Inc.
Ameren Corp.	MGE Energy Inc.
American Electric Power Co.	NextEra Energy Inc.
Avangrid	NiSource Inc.
Avista Corp.	Northwestern Corp.
Black Hills Corp.	OGE Energy Corp.
Centerpoint Energy Inc.	Otter Tail Corp.
CMS Energy Corp.	PG&E Corp.
Consolidated Edison Inc.	Pinnacle West Capital Corp.
Dominion Energy Inc.	PNM Resources Inc.
DTE Energy Co.	Portland General Electric
Duke Energy Corp.	PPL Corp.
Edison International	Public Service Enterprise Group Inc.
El Paso Electric Co.	Sempra Energy
Entergy Corp.	Southern Co.
Evergy, Inc.	Unitil Corp.
Eversource Energy	WEC Energy Group Inc.
Exelon Corp.	Xcel Energy Inc.
FirstEnergy Corp.

Appendix B

Reconciliation of GAAP1 to Non‑GAAP Measures: Incentive Compensation Adjustments
Hawaiian Electric reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). However, Hawaiian Electric management may use certain non‑GAAP measures to evaluate the performance of Hawaiian Electric and its subsidiaries for compensation purposes. Management believes these LTIP non‑GAAP measures provide useful information and are a better indicator of management's performance regarding ongoing business operations for the purpose of measuring the level of achievement against the performance objectives underlying the LTIP program established at the beginning of the measurement period. Adjusted earnings and other financial measures as presented below may not be comparable to similarly-titled measures used by other companies. The table below provides a reconciliation of GAAP earnings to non‑GAAP LTIP measures for the Utilities.

Hawaiian Electric Company, Inc. and Subsidiaries
Unaudited
($ in millions, except per share amounts)

	Years ended December 31
	2019	2018	2017	2016
UTILITY NET INCOME
GAAP (as reported)	$156.8	$143.7	$120.0	$142.3
Excluding special items (after‑tax) for LTIP purposes only:
Ongoing impacts relating to the termination of merger[2]	—	12.4	—	—
Federal tax reform and related impacts[3]	—	(4.7)	9.2	—
Rate adjustment mechanism reversion to lagged method[4]	—	—	13.9	—
Costs related to the terminated merger with NextEra Energy	—	—	—	0.1
Costs related to the terminated LNG contract	—	—	—	2.1
Non‑GAAP (adjusted) net income for 2017-19 LTIP purposes (EPS growth goal)	156.8	151.3	143.0	$144.5
Less: Rate adjustment mechanism reversion to lagged method[4]			(13.9)
Non‑GAAP (adjusted) net income for 2017-19 LTIP purposes (ROACE goal)	$156.8	$151.3	$129.1
UTILITY RETURN ON AVERAGE COMMON EQUITY (%)
Based on GAAP	7.8	7.6	6.6
Based on non‑GAAP (adjusted) for 2017‑19 LTIP purposes[5]	7.8	7.9	7.1
HAWAIIAN ELECTRIC CONSOLIDATED BASIC EARNINGS PER SHARE
Based on GAAP Utility net income[6]	$1.44	$1.32	$1.10	$1.32
Based on non‑GAAP Utility net income (adjusted) for 2017‑19 LTIP purposes[6]	1.44	1.39	1.31	1.34
Note: Columns may not foot due to rounding

[1]	Accounting principles generally accepted in the United States of America

[2]
Primarily reflects certain expenses related to the termination of the proposed merger with NextEra Energy, including Hawaiian Electric's liquid natural gas (LNG) project costs and adjustments to test year revenue requirements for customer benefit adjustments in the Hawaiian Electric and Maui Electric rate case decisions

[3]
For 2017, primarily reflects the impacts of lower rates enacted by federal tax reform on the deferred tax net asset balances. For 2018, reflects various tax adjustments for tax reform and related impacts.

[4]	Reflects reversion of the rate adjustment mechanism (RAM) to the lagged method of revenue recognition

[5]	Calculated as non‑GAAP adjusted net income divided by average adjusted GAAP common equity

[6]	Calculated using Utility net income divided by HEI weighted average common shares